                                                               Exhibit 2.1
                                                               To Form 8-K




                              AGREEMENT OF MERGER



                                     AMONG


                                K N ENERGY, INC.

                          KNE ACQUISITION CORPORATION

                                      AND

                        AMERICAN OIL AND GAS CORPORATION


                                 MARCH 24, 1994

                               TABLE OF CONTENTS


                                                      ARTICLE I

                                                      THE MERGER   . . . . . . . . . . . . . . . . . . . . . .    1

 1.1  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
 1.2  Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
 1.3  Consummation of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 1.4  Effect of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 1.5  Certificate of Incorporation; Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 1.6  Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 1.7  Conversion of Securities; Exchange; Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 1.8  No Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 1.9  Taking of Necessary Action; Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4


                                                      ARTICLE II

                                           REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . .. . . . . . .    4
 2.1  Representations and Warranties of KNE and Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

   (a) Organization and Compliance with Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
   (b) Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
   (c) Authorization and Validity of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   (d) No Approvals or Notices Required; No Conflict with Instruments to which KNE or any of its
       Significant Subsidiaries is a Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   (e) Commission Filings; Financial Statements; Information Supplied   . . . . . . . . . . . . . . . . . . . .   7
   (f) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events  . . . . . . . . . . .   7
   (g) Certain Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   (h) Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   (i) Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   (j) Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   (k) Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   (l) Certain Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   (m) Voting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   (n) Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   (o) Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   (p) Interim Operations of Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   (q) Utility Status   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   (r) Ownership of AOG Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   (s) Labor Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11


  2.2  Representations and Warranties of AOG . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

   (a) Organization and Compliance with Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
   (b) Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
   (c) Authorization and Validity of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
   (d) No Approvals or Notices Required; No Conflict with Instruments to which
       AOG or any of its Significant Subsidiaries is a Party  . . . . . . . . . . . . . . . . . . . . . . . . .   13
   (e) Commission Filings; Financial Statements; Information Supplied   . . . . . . . . . . . . . . . . . . . .   13
   (f) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events  . . . . . . . . . . .   14
   (g) Certain Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
   (h) Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
   (i) Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
   (j) Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   (k) Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
   (l) Certain Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
   (m) Voting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
   (n) Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
   (o) Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
   (p) Utility Status   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
   (q) Ownership of KNE Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17


                                                   ARTICLE III

                                    COVENANTS OF AOG PRIOR TO THE EFFECTIVE TIME  . . . . . . . . . . . . . . .   17

 3.1  Conduct of Business by AOG Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
 3.2  No Shopping . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
 3.3  Access to Information; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
 3.4  Share Transfer and Registration Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
 3.5  KNE Environmental Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
 3.6  Governmental Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19


                                                  ARTICLE IV

                                    COVENANTS OF KNE PRIOR TO THE EFFECTIVE TIME  . . . . . . . . . . . . . . .   19

 4.1  Conduct of Business by KNE Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
 4.2  No Shopping . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
 4.3  Access to Information; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
 4.4  Reservation of KNE Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
 4.5  Stock Exchange Listing; Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
 4.6  AOG Environmental Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
 4.7  Governmental Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21


                                                        ARTICLE V

                                                  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . .    22

  5.1  Joint Proxy Statement/Prospectus; Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . .   22
  5.2  Comfort Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  5.3  Meetings of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  5.4  Filings; Consents; Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  5.5  Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  5.6  Agreement to Defend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  5.7  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  5.8  KNE's Board of Directors, Officers and Committees . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  5.9  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
 5.10  AOG Employee Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
 5.11  Standstill Agreement and Registration Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .   26
 5.12  Tax Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
 5.13  Stockholders' Agreements .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
 5.14  AOG Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
 5.15  AOG Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
 5.16  Registration Statement on Form S-3  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27


                                                        ARTICLE VI

                                                  CONDITIONS   . . . . . . . . . . . . . . . . . . . . . . . . .   28

  6.1  Conditions to Obligation of Each Party to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . .   28
  6.2  Additional Conditions to Obligations of KNE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  6.3  Additional Conditions to Obligations of AOG . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30


                                                        ARTICLE VII

                                                  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . .   31

  7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
  7.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  7.3  Waiver and Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  7.4  Nonsurvival of Representations, Warranties, Covenants and Agreements  . . . . . . . . . . . . . . . . . .   32
  7.5  Public Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  7.6  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
  7.7  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
  7.8  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
  7.9  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
 7.10  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
 7.11  Headings    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
 7.12  Entire Agreement    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33


                              AGREEMENT OF MERGER


        This Agreement of Merger, dated as of the 24th day of March, 1994 (the "Agreement"), is among K N Energy, Inc., a Kansas corporation ("KNE"), KNE Acquisition Corporation, a newly-formed Delaware corporation and a wholly-owned subsidiary of KNE ("Sub"), and American Oil and Gas Corporation, a Delaware corporation ("AOG").

        WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of KNE, Sub and AOG, and KNE as sole stockholder of Sub, have approved the merger of Sub with and into AOG (the "Merger"), whereby each issued and outstanding share of common stock, par value $.04 per share, of AOG ("AOG Common Stock") will be converted into the right to receive common stock, par value $5.00 per share, of KNE ("KNE Common Stock"), as provided herein;

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, the Merger is intended to be treated as a "pooling of interests" for accounting purposes; and

        WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                   THE MERGER

        1.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.3) Sub shall be merged with and into AOG. As a result of the Merger, the separate corporate existence of Sub shall cease and AOG shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the assets, property, rights, privileges, powers, franchises and obligations of Sub in accordance with the DGCL.

        1.2 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., First City Tower, Houston, Texas 77002 as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI or at such other time and place and on such other date as KNE and AOG shall agree; provided, that the closing conditions set forth in Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date".

        1.3 Consummation of the Merger. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The "Effective Time" of the Merger as that term is used in this Agreement shall mean the effective time set forth in the certified copy of the certificate of merger issued by the Secretary of State of Delaware with respect to the Merger.

        1.4 Effect of the Merger. The Merger shall have the effect set forth in Section 1.1 hereof and the applicable provisions of the DGCL.

        1.5  Certificate of Incorporation; Bylaws.

                (a) At the Effective Time, the Amended and Restated Certificate of Incorporation of AOG, as in effect immediately prior to the Effective Time, shall continue to be the certificate of incorporation of AOG, as the Surviving Corporation, until duly amended in accordance with law; provided, however, that Article IV of the Amended and Restated Certificate of Incorporation of AOG shall be amended in its entirety to read as follows:

           "The aggregate number of shares which the Corporation shall have authority to issue is one thousand (1,000), of the par value of one dollar ($1.00) each, to be designated 'Common Stock'."

; and provided further, that Article IX of the Amended and Restated Certificate of Incorporation of AOG shall be deleted in its entirety and Articles X and XI renumbered as Articles IX and X, respectively.

                (b) At the Effective Time, the Bylaws of AOG, as in effect immediately prior to the Effective Time, shall become the bylaws of AOG, as the Surviving Corporation, until duly amended in accordance with law.

        1.6 Directors and Officers. The persons named in Exhibit 1.6 shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of AOG immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. If, prior to the Effective Time, any such designees shall decline or be unable to serve, KNE or AOG, as the case may be, shall designate another person to serve in such person's stead.

        1.7 Conversion of Securities; Exchange; Fractional Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of AOG, Sub or their stockholders:

                (a) Each share of AOG Common Stock issued and outstanding immediately prior to the Effective Time (the "Shares"), shall be converted, subject to the provisions of this Section 1.7, into 0.47 fully paid and nonassessable shares of KNE Common Stock; provided, however, that no fractional shares of KNE Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 1.7(g) hereof.

                (b) Each share of AOG Common Stock held in the treasury of AOG and each Share owned by Sub, KNE or any direct or indirect wholly-owned subsidiary of KNE or of AOG immediately prior to the Effective Time, if any, shall be cancelled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

                (c) Each share of common stock, par value $1.00 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged at the Effective Time for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                (d) As of the Effective Time, KNE shall deposit with Chemical Bank or such other bank or trust company as may be reasonably acceptable to each of KNE and AOG (the "Exchange Agent") for the benefit of holders of Shares, for exchange in accordance with this Section 1.7, certificates representing the shares of KNE Common Stock issuable pursuant to Section 1.7(a) hereof. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") that were converted into shares of KNE Common Stock pursuant to Section 1.7(a),
        (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only by delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as KNE and AOG may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of KNE Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of KNE Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.7 (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each Certificate shall be deemed from and after the Effective Time, for all corporate purposes, other than the payment of earlier dividends and distributions, to evidence the ownership of the number of full shares of KNE Common Stock into which such Shares shall have been converted pursuant to this
        Section 1.7. Unless and until any such Certificates shall be surrendered, no dividends or other distributions payable to the holders of record of KNE Common Stock, as of any time on or after the Effective Time, shall be paid to the holders of such Certificates; provided, however, that, upon surrender and exchange of such Certificates, subject to any applicable escheat laws and paragraph D.3 of Section 4 of Article Sixth of the Restated Articles of Incorporation of KNE, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable since the Effective Time with respect to the number of full shares of KNE Common Stock issued to such holders.

                (e) All shares of KNE Common Stock into which the Shares shall have been converted pursuant to this Section 1.7 shall be issued in full satisfaction of all rights pertaining to such converted Shares.

                (f) If any certificate for shares of KNE Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to KNE or the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for shares of KNE Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of KNE or the Exchange Agent that such tax has been paid or is not payable.

                (g) No fraction of a share of KNE Common Stock shall be issued, but in lieu thereof each holder of Shares who would otherwise be entitled to a fraction of a share of KNE Common Stock shall, upon surrender of the Certificate representing such Shares to the Exchange Agent, be paid an amount in cash equal to the value of such fraction of a share based upon the closing price of KNE Common Stock on the New York Stock Exchange Composite Tape on the last trading day prior to the Effective Time. No interest shall be paid on such amount. KNE shall provide the Exchange Agent with sufficient funds to make all payments due under this Section 1.7(g). All Shares held by a record holder shall be aggregated for purposes of computing the number of shares of KNE Common Stock to be issued pursuant to this Section 1.7.

                (h) None of KNE, Sub, AOG, or their officers, directors, transfer agents or the Exchange Agent shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to applicable property, escheat or similar laws.

        1.8 No Dissenters' Rights. The shares of KNE Common Stock and the shares of AOG Common Stock that are held by stockholders of KNE and AOG, respectively, shall not be entitled to appraisal rights.

        1.9 Taking of Necessary Action; Further Action. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible in accordance with the terms of this Agreement. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of AOG or Sub, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

        2.1 Representations and Warranties of KNE and Sub. KNE and Sub hereby represent and warrant to AOG that:

                (a) Organization and Compliance with Law. KNE and each Significant Subsidiary (as such term is defined below) of KNE is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate or partnership power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to have any such governmental authorization would not have a material adverse effect on KNE. Except as set forth in a disclosure letter delivered by KNE to AOG on the date hereof (the "KNE Disclosure Letter"), each of KNE and its Subsidiaries is duly qualified as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a material adverse effect on KNE. KNE and each of its Subsidiaries are in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a material adverse effect on KNE. KNE has heretofore delivered to AOG true and complete copies of KNE's Restated Articles of Incorporation including the designations of rights, powers and preferences of the KNE Preferred (as defined below) (the "KNE Articles") and bylaws of KNE, as amended, and as in existence on the date hereof. Exhibit 2.1(a) hereto sets forth each of the Significant Subsidiaries of KNE and the respective jurisdiction of its incorporation or formation. As used in this Agreement, (i) the word "Subsidiary", when used with respect to any party, means any corporation, or any partnership or other business entity of which such party (or any other Subsidiary of such party) is a general partner (excluding partnerships, the aggregate general partner interests of which held by such party (or a Subsidiary of such party) do not constitute a majority of the voting interests of such partnership), at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other business entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries;
        (ii) a "Significant Subsidiary" means any Subsidiary of KNE or AOG, as the case may be, that would constitute a "significant subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "Commission"); (iii) any reference to any event, change, condition or effect being "material" with respect to any entity means an event, change, condition or effect which is material in relation to the condition (financial or otherwise), assets, liabilities, business or operations of such entity and its Subsidiaries taken as a whole; and (iv) the term "material adverse effect" means, with respect to KNE and AOG, a material adverse effect of the business, assets, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole or on the ability of such party (and, with respect to KNE, of Sub) to perform its obligations hereunder.

           (b) Capitalization.
               (i) The authorized capital stock of KNE consists of 25,000,000 shares of KNE Common Stock, of which 15,035,301 were legally issued and outstanding on December 31, 1993; 200,000 shares of Class A Preferred Stock, no par value ("Class A Preferred Stock"), of which 5,000 shares were legally issued and outstanding as Class A $8.50 Cumulative Preferred Stock on such date, and 70,000 shares were legally issued and outstanding as Class A $5.00 Cumulative Preferred Stock on such date; and 2,000,000 shares of Class B Preferred Stock, no par value ("Class B Preferred Stock"), of which 28,576 shares were legally issued and outstanding as Class B $8.30 Series Cumulative Preferred Stock on such date. (The Class A Preferred Stock and the Class B Preferred Stock are referred to collectively as the "KNE Preferred.") As of December 31, 1993, there were reserved for issuance 2,111,299 shares of KNE Common Stock under KNE's (A) incentive stock option plans for key employees and nonqualified stock option plans for nonemployee directors,
                    (B) Dividend Reinvestment and Cash Investment Plan, (C) Employees Retirement Trust Fund Profit Sharing Plan and (D) other employee benefit plans (collectively, the "KNE Stock Plans"). Subject to shareholder approval of KNE's 1994 Long-Term Incentive Plan (the "KNE LTIP") at KNE's 1994 annual meeting of shareholders, an additional 700,000 shares of KNE Common Stock will be reserved for issuance thereunder. All issued shares of KNE Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. All shares of KNE Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will not violate the preemptive rights of any person. KNE is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or, except as contemplated hereby, any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of KNE. Except as set forth in the KNE Disclosure Letter, all outstanding shares of capital stock of, or partnership interests in, the KNE Significant Subsidiaries are owned by KNE or a direct or indirect wholly-owned subsidiary of KNE, free and clear of all liens, minority interests, charges, encumbrances, adverse claims and options of any nature which are material to KNE. As of the date hereof and immediately prior to the Effective Time, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which are validly issued, fully paid and nonassessable and are directly owned by KNE.
              (ii) As of December 31, 1993, options to purchase 426,678 shares of KNE Common Stock were outstanding and options to purchase an additional 171,174 such shares were available for grant pursuant to the plans set forth in
                    Section 2.1(b)(i)(A) above, and subsequent to such date and subject to shareholder approval of the KNE LTIP, options, stock appreciation rights, restricted shares and other types of stock-based awards relating to an aggregate of 700,000 shares of KNE Common Stock became available for grant pursuant to the KNE LTIP. Since December 31, 1993, there have been no options, stock appreciation rights, restricted shares or other types of stock- based awards granted by KNE, except as disclosed in the KNE Disclosure Letter. Other than as set forth in the first sentence of each of Section 2.1(b)(i) and 2.1(b)(ii) and other than as contemplated by this Agreement to be issued in connection with the Merger, there are not now, and at the Effective Time there will not be, any (A) shares of capital stock of KNE outstanding (other than KNE Common Stock issued pursuant to the KNE Stock Plans) or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of KNE or any of its corporate Significant Subsidiaries, or contracts, understandings or arrangements to which KNE or any of its Significant Subsidiaries is a party, or by which it is or may be bound, to issue additional shares of its or any Significant Subsidiary's capital stock or equity interest or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its or any Significant Subsidiary's capital stock or equity interest or (C) issued and outstanding bonds, debentures, notes or other indebtedness of KNE or any its Significant Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of KNE or its Significant Subsidiaries, as the case may be, may vote. All shares of KNE Common Stock issued pursuant to the exercise of outstanding options granted pursuant to the KNE Stock Plans will be validly issued, fully paid and nonassessable and no holder thereof will be entitled to preemptive rights.

                (c) Authorization and Validity of Agreement. KNE and Sub have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution and delivery by KNE and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by KNE and Sub and is the valid and binding obligation of KNE and Sub, enforceable against KNE and Sub in accordance with its terms.

                (d) No Approvals or Notices Required; No Conflict with Instruments to which KNE or any of its Significant Subsidiaries is a Party. Neither the execution and delivery of this Agreement nor the performance by KNE or Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby by KNE and Sub, will (i) conflict with the KNE Articles or bylaws of KNE or the partnership agreement, charter or bylaws of any of its Significant Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to KNE or any of its Subsidiaries; (iii) except for (A) filing with the Commission of (x) a joint proxy statement in preliminary form relating to the meetings of KNE's and AOG's stockholders to be held for the purpose of obtaining stockholder approvals relating to the Merger (the "Proxy Statement"), (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as may be required in connection with this Agreement and the transactions contemplated hereby, and (z) the registration statements referred to in Sections 5.1 and 5.14(c) hereof, (B) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"),
        (C) approvals of the Colorado Public Utility Commission (the "PUC") and the Wyoming Public Service Commission (the "PSC"), (D) the filing of a certificate of merger by Sub in accordance with the DGCL, and (E) such filings, qualifications and approvals as may be required under state securities or takeover laws, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to KNE or any of its Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of KNE or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, employee benefit plan, contract, instrument or other agreement or commitment or any order, judgment or decree to which KNE or any of its Subsidiaries is a party or by which KNE or any of its Subsidiaries or any of its assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed and (B) those that are set forth in the KNE Disclosure Letter, which will be obtained prior to the Effective Time, and except in any of the cases enumerated in clauses (ii) through (iv) those that, in the aggregate, would not have a material adverse effect on KNE.

                (e) Commission Filings; Financial Statements; Information Supplied. Since January 1, 1991, KNE has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein but excluding any preliminary proxy material) filed by KNE with the Commission since January 1, 1991 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "KNE Commission Filings". As of the respective dates of their filing with the Commission, the KNE Commission Filings complied, and the Registration Statement (as defined in Section 5.1) and the Proxy Statement (except with respect to information concerning AOG and its Significant Subsidiaries furnished by or on behalf of AOG to KNE specifically for use therein) will comply, at the time of effectiveness of the Registration Statement and the initial date of mailing of the Proxy Statement to stockholders of each of KNE and AOG, in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and did not or will not, as the case may be, at such time or date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                All material contracts of KNE and its Subsidiaries have been included in the KNE Commission Filings, except for those contracts not required to be filed, pursuant to the rules and regulations of the Commission.

                Each of the consolidated financial statements (including any related notes or schedules) included in the KNE Commission Filings (i) was, and each of the consolidated financial statements to be included in the Registration Statement and Proxy Statement (except for those financial statements of AOG and its Significant Subsidiaries furnished by or on behalf of AOG to KNE specifically for use therein) will be, in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (ii) was or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q and Regulation S-X of the Commission), and (iii) fairly presents or will fairly present, as the case may be, the consolidated financial position of KNE and its consolidated Significant Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods). As of the date hereof, neither KNE nor its Subsidiaries has any liabilities, absolute or contingent, that are material to KNE and not reflected in the KNE Commission Filings, except (i) those incurred in the ordinary course of business consistent with past operations, and
        (ii) those set forth in the KNE Disclosure Letter.

                (f) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since January 1, 1993, except as contemplated by this Agreement, disclosed in the KNE Commission Filings filed with the Commission since that date or set forth in the KNE Disclosure Letter, KNE and its Significant Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any material adverse effect on such business, or any condition, event or development that reasonably may be expected to result in any such material adverse effect on such business; (ii) any change by KNE in its accounting methods, principles or practices; (iii) any revaluation by KNE or any of its Significant Subsidiaries of any of its or their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by KNE or any of its Significant Subsidiaries into any commitment or transaction material to KNE; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the KNE Common Stock or KNE Preferred, except for the regular periodic cash dividends on the KNE Common Stock and the KNE Preferred, or any redemption, purchase or other acquisition of any of its securities or any securities of any of its Significant Subsidiaries (other than acquisitions of KNE Common Stock pursuant to previously authorized approval of the KNE Board of Directors or KNE Preferred to satisfy sinking fund obligations); (vi) any damage, destruction or loss (whether or not covered by insurance) having a material adverse effect on KNE; (vii) any increase in long-term indebtedness for borrowed money; (viii) any granting of a security interest or lien on any material property or assets of KNE and its Significant Subsidiaries, taken as a whole, other than (A) liens for taxes not due and payable or which are being contested in good faith;
        (B) mechanics', warehousemen's and other statutory liens incurred in the ordinary course of business; and (C) defects and irregularities in title and encumbrances which are not substantial in character or amount and do not materially impair the use of the property or asset in question (collectively, "Permitted Liens"); or (ix) except in the ordinary course of business and consistent with past practice, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of KNE or any of its Significant Subsidiaries, except for the establishment of the KNE LTIP and, subject to shareholder approval of such plan, grants of awards thereunder.

                (g) Certain Fees. With the exception of the engagement of Petrie Parkman & Co., Inc. and Rauscher Pierce Refsnes, Inc., neither KNE nor any of its officers, directors or employees, on behalf of KNE or any of its Subsidiaries or its or their respective Boards of Directors (or any committee thereof), has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transaction contemplated hereby.

                (h) Litigation. Except as disclosed in the KNE Commission Filings or set forth in the KNE Disclosure Letter, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of KNE, threatened against or affecting KNE or any of the KNE Significant Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have a material adverse effect on KNE, or that involve a material risk of criminal liability.

                (i) Employee Benefit Plans. There are no "employee pension benefit plans," as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by KNE or its Significant Subsidiaries for the benefit of their employees except for those plans (each a "KNE Pension Plan") disclosed in KNE's Proxy Statement dated February 26, 1993 or in the KNE Disclosure Letter. Each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, including such plans that may not be subject to ERISA such as foreign plans maintained by KNE or a Subsidiary (each a "KNE Benefit Plan") complies in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. Neither KNE nor any Subsidiary, nor any of their respective directors, officers, employees or agents, has, with respect to any KNE Benefit Plan, engaged in any conduct that would result in any taxes or penalties on prohibited transactions under Section 4975 of the Code or under
        Section 502(i) of ERISA or in any breach of fiduciary duty liability under Section 409 of ERISA, which in the aggregate could be material to KNE.

        Each of KNE and its Subsidiaries has fulfilled its obligations to the extent applicable under the minimum funding requirements of
        Section 302 of ERISA and Section 412 of the Code with respect to each KNE Pension Plan. The assets of each KNE Pension Plan that is subject to Title IV of ERISA exceed the present value of vested benefits accrued under such plan, determined as of December 31, 1992 on a termination basis using the actuarial assumptions established by the Pension Benefit Guaranty Corporation (the "PBGC") as in effect on such date. Neither KNE nor any Subsidiary has, or expects to have, any obligation or liability (whether accrued, contingent, secondary or otherwise) to contribute to any "multiemployer plan," as defined in Section 3(37) of ERISA, and neither KNE nor any Subsidiary has any material liability under (i) Title IV of ERISA (excluding liability for required premium payments) to the PBGC in connection with any KNE Pension Plan that is subject to Title IV of ERISA or (ii) Subtitle J, Coal Industry Health Benefits, of the Code.

        The Internal Revenue Service (the "IRS") has issued for each KNE Pension Plan intended to be qualified under Section 401(a) of the Code a letter determining that such plan is exempt from United States federal income tax under Sections 401(a) and 501 (a) of the Code and approving the form of such plan as amended to comply with the requirements of the Tax Equity and Fiscal Responsibility Act of 1982, as amended ("TEFRA"), the Tax Reform Act of 1984, as amended ("TRA"), and the Retirement Equity Act of 1984, as amended ("REA"), and there has been no occurrence since the date of any such determination letter which has adversely affected such qualification.

                Except as disclosed in the notes to the latest audited financial statements included in the KNE Commission Filings or as set forth in the KNE Disclosure Letter, neither KNE nor any Subsidiary has any obligation to provide welfare benefits to any of its former employees except to the extent required by COBRA.

                Upon request, KNE will furnish AOG true and complete copies as in effect on the date hereof of each of (A) the KNE Benefit Plans, including without limitation the KNE Pension Plans, the KNE Stock Plans and the KNE LTIP, (B) the most recent summary plan description for each KNE Benefit Plan for which a summary plan description is required, (C) each trust agreement and group annuity contract, if any relating to the KNE Benefit Plans, (D) the most recent reports on Form 5500 filed with the IRS with respect to any KNE Benefit Plan, (E) the most recent actuarial report or valuation relating to a KNE Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any KNE Benefit Plan qualified under Section 401(a) of the Code.

                (j) Taxes. Except as set forth in the KNE Disclosure Letter, all returns and reports, including, without limitation, information and withholding returns and reports ("Tax Returns"), of or relating to any foreign, federal, state or local tax, assessment or other governmental charge ("Taxes" or a "Tax") that are required to be filed on or before the Closing Date by or with respect to KNE or any of its Subsidiaries or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which KNE was a member for any period ending on or before the Closing Date and with respect to which such corporation was a member of such affiliated group, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or, except as set forth in the KNE Disclosure Letter, adequately provided for in reserves established by KNE, except where the failure to file, pay or provide for would not have a material adverse effect on KNE. Except as set forth in the KNE Disclosure Letter, (i) all Tax Returns of or with respect to KNE and its Significant Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the taxable year ended December 31, 1985 and (ii) there are no outstanding audits, examinations or other proceedings with respect to any periods covered by Tax Returns which involve or could involve the payment of any material Taxes. There is no material claim against KNE or any of its Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to KNE or any of its Subsidiaries that has not been adequately provided for in reserves established by KNE. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the KNE Commission Filings have been established in accordance with generally accepted accounting principles and, except as set forth in the KNE Disclosure Letter, are sufficient to cover the payment of all material Taxes in the aggregate, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of KNE and its Significant Subsidiaries through the periods covered thereby.

                KNE has no plan or intention to (i) liquidate the Surviving Corporation, (ii) merge the Surviving Corporation with or into another corporation, (iii) sell or otherwise dispose of stock of the Surviving Corporation (or cause the Surviving Corporation to issue additional shares of its capital stock) that would result in KNE losing control of the Surviving Corporation within the meaning of Section 368(c) of the
        Code), (iv) cause or permit the Surviving Corporation to sell or otherwise dispose of any of the assets acquired from AOG or the assets acquired from Sub except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled (within the meaning of Section 368(c) of the Code) by the Surviving Corporation, (v) reacquire any of the stock issued to the AOG stockholders pursuant to the Merger, or (vi) cause or permit the Surviving Corporation to discontinue the historic business of AOG.

                KNE does not own, nor has it owned during the past five years, any shares of the capital stock of AOG.

                KNE is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                (k) Environmental. Except as set forth in the KNE Disclosure Letter, KNE and its Subsidiaries are in substantial compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification and reporting requirements respecting Hazardous Materials. For purposes of this
        Section 2.1(k), "substantial compliance" shall mean compliance, except to the extent that failure to comply would not have a material adverse effect on KNE.

                Except as set forth in the KNE Disclosure Letter, neither KNE nor any of its Subsidiaries is subject to any order or decree of or has received, within the past five years, any notice from any governmental agency with respect to any alleged violation by KNE or any of its Subsidiaries or, to KNE's knowledge, any former Subsidiary, of, or the incurrence of any remedial obligation by KNE or its Subsidiaries or, to KNE's knowledge, any former Subsidiary, under, any applicable federal, state or local environmental or health and safety statutes and regulations, which in any instance is material to KNE.

                The term "Hazardous Materials" shall mean material, substances, waste or by-products defined as "hazardous substances", "hazardous wastes" or "solid wastes" in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601-9657 and any amendments thereto ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901-6987 and any amendments thereto ("RCRA"), or any other applicable federal, state or local environmental statute or regulation defining such terms.

                (l) Certain Agreements. Except as disclosed in the KNE Commission Filings filed prior to the date of this Agreement or as disclosed in the KNE Disclosure Letter or as provided under this Agreement, neither KNE nor any of its Significant Subsidiaries is a party to any oral or written (i) agreement with, or obligation to, any executive officer or key employee of KNE or any of its Significant Subsidiaries (A) for any term of employment or guaranteed compensation of such person by KNE or any of its Significant Subsidiaries beyond a period of three months or (B) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving KNE of the nature contemplated in this Agreement, or (ii) agreement or plan, including any of the KNE Stock Plans or the KNE LTIP, any of the benefits of which will be increased, or the vesting of benefits which will be accelerated, by the occurrence of the transactions contemplated in this Agreement or the value of which benefits will be calculated on the basis of the transactions contemplated by this Agreement.

                (m) Voting Requirements. Approval of the issuance of the KNE Common Stock issuable in the Merger by a majority of the votes cast thereon by holders of KNE Common Stock and KNE Preferred, voting as a single class, at the special stockholders' meeting, is the only vote of the holders of any class or series of the capital stock of KNE necessary to approve the transactions contemplated by this Agreement.

                (n) Insurance. The KNE Disclosure Letter sets forth all material policies of insurance currently in effect relating to the business or operations of KNE and its Significant Subsidiaries.

                (o) Title to Property. Except as set forth in the KNE Disclosure Letter or in the KNE Commission Filings, KNE and each of its Significant Subsidiaries have good and indefeasible title to all of their material real properties purported to be owned in fee and good title to all their other material assets, free and clear of all mortgages, liens, charges and encumbrances other than Permitted Liens.

                (p) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, has no liabilities or obligations (except those incurred hereunder) and has conducted its operations only as contemplated hereby and will not transfer to AOG any assets subject to liabilities in the Merger.

                (q) Utility Status. Neither KNE nor any of its Subsidiaries is a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company" or a "public utility," within the meaning of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), except that KNE is a "gas utility company" within the meaning of PUHCA.

                (r) Ownership of AOG Common Stock. Neither KNE nor any of its Subsidiaries, nor to the knowledge of KNE, any of their respective affiliates or associates (as such terms are defined under the Exchange
        Act), (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of AOG, which in the aggregate represent 10% or more of the outstanding shares of capital stock of AOG entitled to vote generally in the election of directors.

                (s) Labor Agreements. Neither the business nor the employment activities of AOG and its Subsidiaries, as conducted as of the date of this Agreement, nor any of the AOG Employees (as defined in Section 5.10(f) hereof), will become subject at the Effective Time of the Merger to any collective bargaining or other labor agreement to which KNE or any of its Subsidiaries is a party, either by operation of law or as a consequence of the provisions of any such agreement.

        2.2 Representations and Warranties of AOG. AOG hereby represents and warrants to KNE that:

                (a) Organization and Compliance with Law. AOG and each of its Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate or partnership power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to have any such governmental authorization would not have a material adverse effect on AOG. AOG and each of its Subsidiaries are duly qualified as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a material adverse effect AUG. AOG and each of its Subsidiaries are in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a material adverse effect on AOG. AOG has heretofore delivered to KNE true and complete copies of AOG's Amended and Restated Certificate of Incorporation (the "AOG Certificate") and bylaws as in existence on the date hereof. Exhibit 2.2(a) hereto sets forth each of the Significant Subsidiaries of AOG and the respective jurisdiction of its incorporation or formation.

                (b) Capitalization.

                                (i)  The authorized capital stock of AOG
                consists of 50,000,000 shares of AOG Common Stock, par value $.04 per share, and 2,000,000 shares of Preferred Stock, $10.00 par value per share (the "AOG Preferred Stock"). As of the date hereof, there were issued and outstanding 25,894,395 shares of AOG Common Stock and no shares of AOG Preferred Stock.

                A total of 1,500,000 shares of AOG Common Stock have been reserved for issuance pursuant to the Stock Incentive Plan of AOG. All issued shares of AOG Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Except for (A) the Standstill and Registration Rights Agreement, dated as of November 13, 1989 (the "Standstill Agreement"), between AOG and Cabot Corporation and (B) as set forth in a disclosure letter delivered by AOG to KNE on the date hereof (the "AOG Disclosure Letter"), AOG is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of AOG. Except as set forth in the AOG Disclosure Letter, all outstanding shares of capital stock of, or partnership interests in, the AOG Significant Subsidiaries are owned by AOG or one or more direct or indirect wholly-owned subsidiaries of AOG, free and clear of all minority interests, liens, charges, encumbrances, adverse claims and options of any nature which are material to AOG.

                        (ii) As of the date hereof, there are (A) outstanding options (the "AOG Options") to purchase an aggregate of 1,185,000 shares of AOG Common Stock under the Stock Incentive Plan of AOG and (B) warrants (the "AOG Warrants") to purchase an aggregate of 2,557,052 shares of AOG Common Stock. AOG Warrants to purchase 30,600 such shares are exercisable at $3.53 per warrant and expire on March 9, 1997, and AOG Warrants to purchase 2,526,452 such shares are exercisable at $8.25 per warrant and expire on September 30, 1999. Since December 31, 1993, there have been no options, stock appreciation rights, restricted shares or other types of stock-based awards granted by AOG, except as disclosed in the AOG Disclosure Letter. Other than as set forth in this Section 2.2(b), there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of AOG outstanding (other than AOG Common Stock issued pursuant to the exercise of AOG Options or AOG Warrants) or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of AOG or any of its corporate Significant Subsidiaries, or contracts, understandings or arrangements to which AOG or any of its Significant Subsidiaries is a party, or by which it is or may be bound, to issue additional shares of its or any Significant Subsidiary's capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its or any Significant Subsidiary's capital stock or
                (C) issued and outstanding bonds, debentures, notes or other indebtedness of AOG or any of its Significant Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of AOG or its Significant Subsidiaries, as the case may be, may vote. All shares of AOG Common Stock issued pursuant to the exercise of outstanding options granted pursuant to the Stock Incentive Plan of AOG or the AOG Warrants will be validly issued, fully paid and nonassessable and no holder thereof will be entitled to preemptive rights.

                (c) Authorization and Validity of Agreement. AOG has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by AOG of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to adoption of this Agreement by its stockholders as provided for in Section 5.3(a)). On or prior to the date hereof the Board of Directors of AOG has determined to recommend approval of the Merger to the stockholders of AOG, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by AOG and is the valid and binding obligation of AOG, enforceable against AOG in accordance with its terms.

                (d) No Approvals or Notices Required; No Conflict with Instruments to which AOG or any of its Significant Subsidiaries is a Party. Neither the execution and delivery of this Agreement nor the performance by AOG of its obligations hereunder, nor the consummation of the transactions contemplated hereby by AOG, will (i) conflict with the AOG Certificate or bylaws of AOG or the partnership agreement, charter or bylaws of any of its Significant Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to AOG or any of its Subsidiaries; (iii) except for (A) filing with the Commission of (x) the Proxy Statement in preliminary form and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) requirements arising out of the HSR Act, (C) requirements of notice filings in such foreign jurisdictions as may be applicable, (D) the filing of a certificate of merger in accordance with the DGCL, and (E) such filings, qualifications and approvals as may be required under state securities or takeover laws, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to AOG or any of its Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of AOG or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, employee benefit plan, contract, instrument or other agreement or commitment or any order, judgment or decree to which AOG or any of its Subsidiaries is a party or by which AOG or any of its Subsidiaries or any of its assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed and (B) those that are required pursuant to loan agreements or leasing arrangements, as set forth in the AOG Disclosure Letter, which will be obtained prior to the Effective Time, and except in any of the cases enumerated in clauses (ii) through (iv) those that, in the aggregate, would not have a material adverse effect on AOG.

                (e) Commission Filings; Financial Statements; Information Supplied. Since January 1, 1991, AOG has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Commission under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein but excluding any preliminary proxy material) filed by AOG with the Commission since January 1, 1991 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "AOG Commission Filings". AOG has heretofore delivered to KNE copies of the AOG Commission Filings. As of the respective dates of their filing with the Commission, the AOG Commission Filings complied, and the Proxy Statement (except with respect to information concerning KNE and its Significant Subsidiaries furnished by or on behalf of KNE to AOG specifically for use therein) will comply, at each of the time of effectiveness of the Registration Statement and the initial date of mailing of the Proxy Statement to stockholders of each of KNE and AOG, in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and did not or will not, as the case may be, at such time or date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                All material contracts of AOG and its Subsidiaries have been included in the AOG Commission Filings, except for those contracts not required to be filed, pursuant to the rules and regulations of the Commission.

                Each of the consolidated financial statements (including any related notes or schedules) included in the AOG Commission Filings (i) was, and each of the consolidated financial statements to be included in the Proxy Statement (except for those financial statements of KNE and its Significant Subsidiaries furnished by or on behalf of KNE to AOG specifically for use therein) will be, in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto,
        (ii) was or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto), and (iii) fairly presents or will fairly present, as the case may be, the consolidated financial position of AOG and its consolidated Significant Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods). As of the date hereof, neither AOG nor its Subsidiaries has any liabilities, absolute or contingent, that are material to AOG and not reflected in the AOG Commission Filings, except (i) those incurred in the ordinary course of business consistent with past operations and not relating to the borrowing of money, and (ii) those set forth in the AOG Disclosure Letter.

                (f) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since January 1, 1993, except as contemplated by this Agreement, disclosed in the AOG Commission Filings filed with the Commission since that date or set forth in the AOG Disclosure Letter, AOG and its Significant Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any material adverse effect on such business, or any condition, event or development that reasonably may be expected to result in any such material adverse effect on such business; (ii) any change by AOG in its accounting methods, principles or practices; (iii) any revaluation by AOG or any of its Significant Subsidiaries of any of its or their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by AOG or any of its Significant Subsidiaries into any commitment or transaction material to AOG; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the AOG Common Stock or any redemption, purchase or other acquisition of any of its securities or any securities of any of its Significant Subsidiaries; (vi) any damage, destruction or loss (whether or not covered by insurance) having a material adverse effect on AOG; (vii) any increase in long-term indebtedness for borrowed money; (viii) any granting of a security interest or lien on any material property or assets of AOG and its Significant Subsidiaries, taken as a whole, other than Permitted Liens; or (ix) except in the ordinary course of business and consistent with past practice, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of AOG or any of its Significant Subsidiaries.

                (g) Certain Fees. With the exception of the engagement of Goldman, Sachs & Co. ("Goldman Sachs") by AOG, neither AOG nor any of its officers, directors or employees, on behalf of AOG or any of its Subsidiaries or its or their respective Boards of Directors (or any committee thereof), has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

                (h) Litigation. Except as disclosed in the AOG Commission Filings or set forth in the AOG Disclosure Letter, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of AOG, threatened against or affecting AOG or any of the AOG Significant Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have a material adverse effect on AOG, or that involve a material risk of criminal liability.

                (i) Employee Benefit Plans. There are no "employee pension benefit plans," as such term is defined in Section 3(2) of ERISA, maintained by AOG or the AOG Significant Subsidiaries for the benefit of their employees, except for those plans (each an "AOG Pension Plan") disclosed in the AOG Disclosure Letter. Each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, including such plans which may not be subject to ERISA such as foreign plans, maintained by AOG or any Subsidiary (each an "AOG Benefit Plan") complies in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. Neither AOG nor any AOG
        Subsidiary, nor any of their respective directors, officers, employees or agents, has, with respect to any AOG Benefit Plan, engaged in any conduct that would result in any taxes or penalties on prohibited transactions under Section 4975 of the Code or under Section 502(i) of ERISA or in breach of fiduciary duty liability under Section 409 of ERISA, which in the aggregate could be material to AOG.

                Neither AOG nor any AOG Subsidiary has, or within the preceding five years has had, any obligation to contribute to any "multiemployer plan," as defined in Section 3(37) of ERISA, or any plan subject to Title IV of ERISA.

                Except for AOG's 401(K) Plan, the IRS has issued for each AOG Pension Plan intended to be qualified under Section 401(a) of the Code a letter determining that such plan is exempt from United States federal income tax under Sections 401(a) and 501(a) of the Code and approving the form of such plan as amended to comply with the requirements of TEFRA, TRA, and REA, and there has been no occurrence since the date of any such determination letter which has adversely affected such qualification.

                Except as set forth in the AOG Disclosure Letter, neither AOG nor any Subsidiary has any obligation to provide welfare benefits to any of its former employees except to the extent required by COBRA.

                Upon request, AOG will furnish KNE true and complete copies as in effect on the date hereof of each of (A) the AOG Benefit Plans, (B) the most recent summary plan description for each AOG Benefit Plan for which a summary plan description is required, (C) each trust agreement and group annuity contract, if any relating to the AOG Benefit Plans,
        (D) the most recent reports on Form 5500 filed with the IRS with respect to any AOG Benefit Plan, and (E) the most recent determination letter, if any, issued by the IRS with respect to any AOG Benefit Plan qualified under Section 401(a) of the Code.

                (j) Taxes. Except as set forth in the AOG Disclosure Letter, all Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to AOG or any of its Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504 (a) of the Code) of corporations of which AOG was a member for any period ending on or prior to the Closing Date and with respect to which such corporation was a member of such affiliated group, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or adequately provided for in reserves established by AOG, except where the failure to file, pay or provide for would not have a material adverse effect on AOG. Except as set forth in the AOG Disclosure Letter, (i) all Tax Returns of or with respect to AOG or any of its Significant Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the tax year ended December 31, 1985 and (ii) there are no outstanding audits, examinations or other proceedings with respect to any period covered by Tax Returns which involve or could involve any material Taxes. There is no material claim against AOG or any of its Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to AOG or any of its Subsidiaries that has not been adequately provided for in reserves established by AOG. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the AOG Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes in the aggregate, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of AOG and its Significant Subsidiaries through the periods covered thereby.

                There is no plan or intention by any stockholder of AOG who owns five percent or more of the AOG Common Stock, and to the best knowledge of the management of AOG there is no plan or intention on the part of any of the remaining stockholders of AOG Common Stock, to sell, exchange or otherwise dispose of a number of shares of KNE Common Stock to be received in the Merger that would reduce the AOG stockholders' ownership of KNE Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the AOG Common Stock (including shares of AOG Common Stock exchanged for cash in lieu of fractional shares of KNE Common Stock) outstanding immediately prior to the Effective Time.

                AOG and the stockholders of AOG Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger.

                There is no intercorporate indebtedness existing between AOG and KNE or AOG and Sub that was issued, acquired, or will be settled at a discount.

                AOG is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                AOG is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                To the knowledge of AOG, the total amount of cash to be received by stockholders of AOG Common Stock in lieu of fractional shares of KNE Common Stock will not exceed one percent of the total fair market value of the KNE Common Stock (as of the Effective Time) to be issued in the Merger.

                (k) Environmental. Except as set forth in the AOG Disclosure Letter, AOG and its Subsidiaries are in substantial compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification and reporting requirements respecting Hazardous Materials. For purposes of this
        Section 2.2(k), "substantial compliance" shall mean compliance, except to the extent that failure to comply would not have a material adverse effect on AOG.

                Except as set forth in the AOG Disclosure Letter, neither AOG nor any of its Subsidiaries is subject to any order or decree of or has received, within the past five years, any notice from any governmental agency with respect to any alleged violation by AOG or any of its Subsidiaries of, or the incurrence of any remedial obligation by AOG or any of its Subsidiaries under, any applicable federal, state or local environmental or health and safety statutes and regulations, which in any instance is material to AOG.

                (l) Certain Agreements. Except as disclosed in the AOG Commission Filings filed prior to the date of this Agreement or as disclosed in the AOG Disclosure Letter or as provided under this Agreement, neither AOG nor any of its Significant Subsidiaries is a party to any oral or written (i) agreement with, or obligation to, any executive officer or key employee of AOG or any of its Significant Subsidiaries (A) for any term of employment or guaranteed compensation of such person by AOG or any of its Significant Subsidiaries beyond a period of three months or (B) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving AOG of the nature contemplated in this Agreement,
        (ii) agreement or plan, including the AOG Stock Incentive Plan, any of the benefits of which will be increased, or the vesting of benefits which will be accelerated, by the occurrence of the transactions contemplated in this Agreement or the value of which benefits will be calculated on the basis of the transactions contemplated by this Agreement.

                (m) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of AOG Common Stock is the only vote of the holders of any class or series of the capital stock of AOG necessary to approve this Agreement and the Merger.

                (n) Insurance. The AOG Disclosure Letter sets forth all material policies of insurance currently in effect relating to the business or operations of AOG and its Significant Subsidiaries.

                (o) Title to Property. Except as set forth in the AOG Disclosure Letter or in the AOG Commission Filings, AOG and each of its Significant Subsidiaries have good and indefeasible title to all of their material real properties purported to be owned in fee and good title to all their other material assets, free and clear of all mortgages, liens, charges and encumbrances other than Permitted Liens.

                (p) Utility Status. Neither AOG nor any of its Subsidiaries is a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company" or a "public utility," within the meaning of PUHCA.

                (q) Ownership of KNE Common Stock. Neither AOG nor any of its Subsidiaries, nor to the knowledge of AOG, any of their respective affiliates or associates (as such terms are defined under the Exchange
        Act), (i) beneficially owns, directly, or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of KNE, which in the aggregate represent 10% or more of the outstanding shares of capital stock of KNE entitled to vote generally in the election of directors.


                                  ARTICLE III

                  COVENANTS OF AOG PRIOR TO THE EFFECTIVE TIME

        3.1 Conduct of Business by AOG Pending the Merger. AOG covenants and agrees that, from the date of this Agreement until the Effective Time, unless KNE shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or set forth in the AOG Disclosure Letter:

                (a) The business of AOG and its Significant Subsidiaries shall be conducted only in, and AOG and its Significant Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice; provided, however, that AOG shall not enter into any natural gas futures contract that is not designated as a hedge of its price risks;

                (b) AOG shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, or permit any of its Significant Subsidiaries to issue, sell, pledge, dispose of or encumber, (A) any capital stock of AOG or any of its Significant Subsidiaries except upon the exercise of AOG Options or AOG Warrants outstanding as of the date of this Agreement or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of AOG or any of its Significant Subsidiaries; (ii) amend or propose to amend the respective partnership agreements, charters or bylaws of AOG or any of its Significant Subsidiaries; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, or permit any of its Significant Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock; or (v) grant additional options or awards or materially alter the terms of outstanding options or awards pursuant to the AOG Stock Incentive Plan, or materially modify the provisions of any AOG Benefit Plan; (vi) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1(b);

                (c) AOG shall use all reasonable efforts (i) to preserve intact the business organization of AOG and each of its Significant Subsidiaries, (ii) to maintain in effect any franchises, authorizations or similar rights of AOG and each of its Significant Subsidiaries, (iii) to keep available the services of its and their current officers and key employees, (iv) to preserve the goodwill of those having business relationships with it and its Significant Subsidiaries, (v) to maintain and keep its properties and the properties of its Significant Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty, and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and its Significant Subsidiaries;

                (d) AOG shall not make or agree to make, or permit any of its Subsidiaries to make or agree to make, any new capital expenditure other than those made in the ordinary course of business and consistent with past practice;

                (e) Neither AOG nor any of its Subsidiaries shall take, and AOG will use its reasonable efforts to prevent any affiliate of AOG from taking, any action that, in the judgment of Arthur Andersen & Co., AOG's independent auditors, would cause the Merger not to be treated as a "pooling of interests" for accounting purposes or as a reorganization within the meaning of Section 368(a) of the Code;

                (f) AOG shall, and shall cause its Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on AOG, and except for such obligations as AOG or its Subsidiaries in good faith may dispute; and

                (g) AOG shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. AOG promptly shall advise KNE orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on AOG.

        3.2 No Shopping. AOG will not, directly or indirectly, through any officer, director, employee, representative or otherwise, solicit, initiate or encourage submission of proposals or offers from any person or entity (other than KNE) relating to any merger, acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, AOG or any of its Significant Subsidiaries or any business combination with AOG or any of its Significant Subsidiaries (collectively, an "AOG Acquisition Transaction") or participate in any negotiations regarding, or furnish to any other person any information with respect to AOG for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect an AOG Acquisition Transaction; provided, however, that (i) AOG may furnish or cause to be furnished information concerning its businesses, properties or assets to a third party; (ii) AOG may engage in discussions or negotiations with a third party; (iii) following the receipt of a proposal for an AOG Acquisition Transaction, the Board of Directors of AOG may withdraw, modify or amend its recommendation to the stockholders of AOG regarding approval of the Merger and this Agreement and discontinue the solicitation of proxies in favor of such adoption and approval; and (iv) following receipt of a proposal for an AOG Acquisition Transaction, AOG may take and disclose to its stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise make appropriate disclosures to AOG's stockholders, but in each case referred to in the foregoing clauses (i) through (iv), only to the extent that the Board of Directors of AOG concludes in good faith, after receipt of advice from its outside financial advisors and legal counsel, that such action is necessary for the Board of Directors of AOG to act in a manner which is consistent with its fiduciary obligations under applicable law. AOG shall promptly notify KNE (orally and in writing) if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

        3.3 Access to Information; Confidentiality. From the date hereof to the Effective Time, AOG shall, and shall cause its Subsidiaries and its and their officers, directors, employees and representatives to, afford the representatives of KNE complete access during normal business hours to its officers, employees, representatives, properties, books and records, and shall furnish KNE all financial, operating and other data and information as KNE, through its representatives, reasonably may request; provided, however, that notwithstanding the foregoing provisions of this Section 3.3 or any other provision of this Agreement, AOG shall not be required to provide to KNE any information that is the subject of a confidentiality agreement and that relates primarily to a party other than AOG, its Subsidiaries or a former Subsidiary of AOG.

        AOG agrees to hold in confidence all, and not to disclose to others for any reason whatsoever, any non-public information received by it, any of its Subsidiaries or its or their representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of AOG and its Subsidiaries as necessary in connection with the transactions and filings contemplated hereby or as necessary to the operation of AOG's business; and (iii) for information which becomes publicly available other than through AOG. In the event the Merger is not consummated, AOG will return all non-public documents and other material obtained from KNE, its Subsidiaries or their representatives in connection with the transactions contemplated hereby, or certify to KNE that such information has been destroyed.

        3.4 Share Transfer and Registration Agreement. AOG will use its reasonable efforts to cause each stockholder who, in the opinion of counsel for AOG, is an "affiliate" of AOG to enter into an agreement on the Closing Date substantially in the form of Exhibit 3.4.

        3.5 KNE Environmental Report. As soon as practicable after the date of this Agreement, AOG may engage at its own expense Ecology and Environment, Inc., or such other environmental consulting firm as may be mutually acceptable to AOG and KNE, to undertake and prepare a written environmental assessment report (the "KNE Environmental Report") of such firm's environmental review of the business and properties of KNE and its Subsidiaries, provided such review and report are designed in course and scope to be completed no later than 60 days from the date of this Agreement.

        3.6 Governmental Filings. During the period from the date of this Agreement to the Effective Time, AOG and its Subsidiaries shall, prior to making any AOG Critical Filing (as defined below), make copies of such Critical Filing available to KNE at a reasonable time prior to any filing deadline and, prior to making such Critical Filing, AOG shall confer with KNE on the matters set forth therein. Copies of filed Critical Filings shall be furnished to KNE promptly upon filing. As used in this Agreement, an AOG Critical Filing shall mean any filing by AOG or its Subsidiaries with the Federal Energy Regulatory Commission ("FERC") or any state utility commission or state or local public body having jurisdiction over the gas pipeline or gas storage businesses and operations of AOG or its Significant Subsidiaries which would (i) increase or seek to increase a tariffed rate by more than 20%, (ii) seek abandonment of any service, or any facility necessary to the performance of, any service accounting for more than five percent of the consolidated revenues of AOG and its Subsidiaries or (iii) represent or involve the incurrence by AOG or its Subsidiaries of obligations in excess of $10 million.


                                   ARTICLE IV

                  COVENANTS OF KNE PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business by KNE Pending the Merger. KNE covenants and agrees that, from the date of this Agreement until the Effective Time, unless AOG shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or set forth in the KNE Disclosure Letter:

                (a) The business of KNE and its Significant Subsidiaries shall be conducted only in, and KNE and its Significant Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

                (b) KNE shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, or permit any of its Significant Subsidiaries to issue, sell, pledge, dispose of or encumber, (A) any capital stock of KNE or any of its Significant Subsidiaries except pursuant to the KNE Stock Plans or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of KNE or any of its Significant Subsidiaries; (ii) amend or propose to amend the respective partnership agreements, charters or bylaws of KNE or any of its Significant Subsidiaries, except as required by the provisions of this Agreement; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding, except for its regular quarterly cash dividends on the KNE Common Stock and regular periodic dividends on the KNE

        Preferred; (iv) redeem, purchase or acquire or offer to acquire, or permit any of its Significant Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock, except for acquisitions of KNE Preferred to satisfy sinking fund obligations;
        (v) grant additional options or awards or materially alter the terms of outstanding options or awards pursuant to the KNE Stock Plans or the KNE LTIP, or materially modify the provisions of any such plan; or (vi) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1 (b);

                (c) KNE shall use all reasonable efforts (i) to preserve intact the business organization of KNE and each of its Significant Subsidiaries, (ii) to maintain in effect any franchises, authorizations, or similar rights of KNE and each of its Significant Subsidiaries, (iii) to keep available the services of its and their necessary officers and key employees, (iv) to preserve the goodwill of those having business relationships with it and its Significant Subsidiaries, (v) to maintain and keep its properties and the properties of its Significant Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty, and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and its Significant Subsidiaries;

                (d) KNE shall not make or agree to make, or permit any of its Subsidiaries to make or agree to make, any new capital expenditure other than those made in the ordinary course of business and consistent with past practice;

                (e) Neither KNE nor any of its Subsidiaries shall take, and KNE will use its reasonable efforts to prevent any affiliate of KNE from taking, any action that, in the judgment of Arthur Andersen & Co., KNE's independent auditors, would cause the Merger not to be treated as a "pooling of interests" for accounting purposes or as a reorganization within the meaning of Section 368(a) of the Code;

                (f) KNE shall, and shall cause its Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on KNE, and except for such obligations as KNE or its Subsidiaries in good faith may dispute; and

                (g) KNE shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. KNE promptly shall advise AOG orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on KNE.

        4.2 No Shopping. KNE will not, directly or indirectly, through any officer, director, employee, representative or otherwise, solicit, initiate or encourage submission of proposals or offers from any person or entity (other than AOG) relating to any merger, acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, KNE or any of its Significant Subsidiaries or any business combination with KNE or any of its Significant Subsidiaries (collectively, a "KNE Acquisition Transaction") or participate in any negotiations regarding, or furnish to any other person any information with respect to KNE for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a KNE Acquisition Transaction; provided, however, that (i) KNE may furnish or cause to be furnished information concerning its businesses, properties or assets to a third party; (ii) KNE may engage in discussions or negotiations with a third party; (iii) following the receipt of a proposal for a KNE Acquisition Transaction, the Board of Directors of KNE may withdraw, modify or amend its recommendation to the stockholders of KNE regarding approval of the Merger and this Agreement and discontinue the solicitation of proxies in favor of such adoption and approval; and (iv) following receipt of a proposal for a KNE Acquisition Transaction, KNE may take and disclose to its stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise make appropriate disclosures to KNE's stockholders, but in each case referred to in the foregoing clauses (i) through (iv), only to the extent that the Board of Directors of KNE concludes in good faith, after receipt of advice from its outside financial advisors and legal counsel, that such action is necessary for the Board of Directors of KNE to act in a manner which is consistent with its fiduciary obligations under applicable law. KNE shall promptly notify AOG (orally and in writing) if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

        4.3 Access to Information; Confidentiality. From the date hereof to the Effective Time, KNE shall, and shall cause its Subsidiaries and its and their officers, directors, employees and representatives to, afford the representatives of AOG complete access during normal business hours to its officers, employees, representatives, properties, books and records, and shall furnish AOG all financial, operating and other data and information as AOG, through its representatives, reasonably may request; provided, however, that notwithstanding the foregoing provisions of this Section 4.3 or any other provision of this Agreement, KNE shall not be required to provide to AOG any information that is the subject of a confidentiality agreement and that relates primarily to a party other than KNE, its Subsidiaries or a former Subsidiary of KNE.

        KNE agrees to hold in confidence all, and not to disclose to others for any reason whatsoever, any non-public information received by it, any of its Subsidiaries or its or their representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of KNE and its Subsidiaries as necessary in connection with the transactions and filings contemplated hereby or as necessary to the operation of KNE's business; and (iii) for information which becomes publicly available other than through KNE. In the event the Merger is not consummated, KNE will return all non-public documents and other material obtained from AOG, its Subsidiaries or their representatives in connection with the transactions contemplated hereby, or certify to AOG that such information has been destroyed.

        4.4 Reservation of KNE Common Stock. KNE shall reserve for issuance, out of its authorized but unissued capital stock, such number of shares of KNE Common Stock as may be issuable (i) upon consummation of the Merger and (ii) thereafter upon exercise of any Assumed Options or Assumed Warrants (as such terms are defined in Sections 5.14 and 5.15).

        4.5 Stock Exchange Listing; Regulatory Approvals. KNE shall use all reasonable efforts to cause the shares of KNE Common Stock to be issued (i) upon consummation of the Merger and (ii) thereafter upon exercise of any Assumed Options or Assumed Warrants (as such terms are defined in Sections 5.14 and 5.15) to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date. In addition, KNE shall use all reasonable efforts to obtain the requisite approvals of the PUC and the PSC for issuance of such shares, in each case prior to the Closing Date.

        4.6 AOG Environmental Report. As soon as practicable after the date of this Agreement, KNE may engage at its own expense Dames & Moore, or such other environmental consulting firm as may be mutually acceptable to KNE and AOG, to undertake and prepare a written environmental assessment report (the "AOG Environmental Report") of such firm's environmental review of the business and properties of AOG and its Subsidiaries, provided such review and report are designed in course and scope to be completed no later than 60 days from the date of this Agreement.

        4.7 Governmental Filings. During the period from the date of this Agreement to the Effective Time, KNE and its Subsidiaries shall, prior to making any KNE Critical Filing (as defined below), make copies of such Critical Filing available to AOG at a reasonable time prior to any filing deadline and, prior to making such Critical Filing, KNE shall confer with AOG on the matters set forth therein. Copies of filed Critical Filings shall be furnished to AOG promptly upon filing. As used in this Agreement, a KNE Critical Filing shall mean any filing or related filings by KNE or its Subsidiaries with the FERC or any state utility commission or state or local public body having jurisdiction over the gas pipeline, distribution or storage businesses and operations of KNE or its Subsidiaries which would (i) increase or seek to increase a tariffed rate by more than 20%, (ii) seek abandonment of any service, or any facility necessary to the performance of, any service accounting in the aggregate for more than five percent of the consolidated revenues of KNE and its Significant Subsidiaries or (iii) represent or involve the incurrence by KNE or its Subsidiaries of aggregate obligations in excess of $10 million.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

        5.1 Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, KNE and AOG shall prepare and file with the Commission the Proxy Statement in preliminary form.
As promptly as practicable after comments are received from the Commission on the preliminary proxy materials and after the furnishing by AOG and KNE of all information required to be contained therein, AOG and KNE shall file with the Commission a registration statement on Form S-4 (the "Registration Statement") containing the Proxy Statement as a prospectus and relating to, inter alia, the approval and adoption of the Merger and this Agreement by the stockholders of AOG and the issuance by KNE of KNE Common Stock in connection with the Merger and the approval of such issuance by the stockholders of KNE, and AOG and KNE shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Subject to the terms and conditions set forth in Section 3.2 and Section 5.3, the Proxy Statement shall contain the recommendation of the Board of Directors of AOG that the stockholders of AOG vote to approve and adopt the Merger and this Agreement. Subject to the terms and conditions set forth in Section 4.2 and Section 5.3, the Proxy Statement shall contain the recommendation of the Board of Directors of KNE that the stockholders of KNE vote to approve (i) the issuance by KNE of the KNE Common Stock contemplated by this Agreement and (ii) an amendment to the KNE Articles increasing the number of authorized shares of KNE Common Stock to 50,000,000 shares and increasing the maximum number of directors of KNE from 14 to 15 (the "Charter Amendment").

        5.2  Comfort Letters.

                (a) AOG shall use its reasonable efforts to cause to be delivered to KNE a letter of Arthur Andersen & Co. dated as of a date within two business days before the date on which the Registration Statement shall become effective and addressed to KNE, in form and substance reasonably satisfactory to KNE and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

                (b) KNE shall use its reasonable efforts to cause to be delivered to AOG a letter of Arthur Andersen & Co. dated as of a date within two business days before the date on which the Registration Statement shall become effective and addressed to AOG, in form and substance reasonably satisfactory to AOG and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

        5.3  Meetings of Stockholders.

                (a) AOG shall promptly take all action reasonably necessary in accordance with the DGCL and the AOG Certificate and bylaws to convene a meeting of its stockholders to consider and vote upon the adoption and approval of the Merger and this Agreement. Subject to the terms and conditions set forth in Section 3.2, the Board of Directors of AOG: (i) shall recommend at such meeting that the stockholders of AOG vote to adopt and approve the Merger and this Agreement; (ii) shall use its reasonable efforts to solicit from stockholders of AOG proxies in favor of such adoption and approval; and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of the Merger and this Agreement; provided that the recommendation of the Board of Directors may be withdrawn, modified or amended, and the actions required in clauses (ii) and (iii) hereof may be suspended, to the extent that the Board of Directors determines in good faith, after receipt of advice from its outside financial advisors and legal counsel, that the Board of Directors is required to do so in the exercise of its fiduciary duties.

                (b) KNE shall promptly take all action reasonably necessary in accordance with the Kansas General Corporation Code (the "KGCC") and the KNE Articles and bylaws to convene a meeting of its stockholders to consider and vote upon the approval of the Charter Amendment and the issuance by KNE of the KNE Common Stock contemplated by this Agreement. Subject to the terms and conditions set forth in Section 4.2, the Board of Directors of KNE: (i) shall recommend at such meeting that the stockholders of KNE vote to approve the Charter Amendment and such issuance; (ii) shall use its reasonable efforts to solicit from stockholders of KNE proxies in favor of such approval; and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of such approval; provided that the recommendation of the Board of Directors may be withdrawn, modified or amended, and the actions required in clauses (ii) and (iii) hereof may be suspended, to the extent that the Board of Directors determines in good faith, after receipt of advice from its outside financial advisors and legal counsel, that the Board of Directors is required to do so in the exercise of its fiduciary duties.

                (c) Notwithstanding anything to the contrary in this Agreement, if the Board of Directors of AOG or KNE, as the case may be, determines in good faith, after receipt of advice from its outside financial advisors and legal counsel, that the Board of Directors is required in the exercise of its fiduciary duties to withdraw, modify or amend its recommendation, or suspend any action described in clauses (ii) and
        (iii) of Section 5.3(a) or 5.3(b), such withdrawal, modification, amendment or suspension of action shall not constitute a breach of this Agreement.

        5.4 Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, AOG and KNE shall (i) make all necessary filings with respect to the Merger and this Agreement under the HSR Act, the Securities Act, the Exchange Act and applicable state takeover laws, blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

        5.5 Notification of Certain Matters. AOG shall give prompt notice to KNE, and KNE shall give prompt notice to AOG, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time,
(ii) any material failure or reasonably likely inability of AOG or KNE, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (iii) any fact or event that would make it necessary to amend the Registration Statement or the Proxy Statement in order to render the statements therein not misleading or to comply with applicable law.

        5.6 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

        5.7 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the provisions of the immediately preceding sentence, (i) if this Agreement is terminated by KNE pursuant to
Section 7.1(e), then AOG shall promptly, but in no event later than three business days after written request by KNE, pay to KNE an amount equal to $7,000,000 in immediately available funds; and (ii) if this Agreement is terminated by AOG pursuant to Section 7.1(f), then KNE shall promptly, but in no event later than three business days after written request by AOG, pay to AOG an amount equal to $7,000,000 in immediately available funds. Notwithstanding the foregoing,

AOG shall not be required to pay such amount to KNE if the AOG Board of Directors, Goldman Sachs and Cabot Corporation support the Merger in all respects, but this Agreement is not approved by the AOG stockholders, and KNE shall not be required to pay such amount to AOG if the KNE Board and Petrie Parkman & Co., Inc. support the approval of the issuance by KNE of the KNE Common Stock pursuant to this Agreement and the Charter Amendment in all respects, but such matters are not approved by the KNE stockholders.

        5.8 KNE's Board of Directors, Officers and Committees. KNE's Board of Directors will take action to increase the number of directors comprising the full Board of Directors of KNE at the Effective Time to 14 persons and the directors of KNE shall elect as of the Effective Time four persons designated by AOG to fill the vacancies created by the increase in the number of directors prior to the Effective Time. The designees and their term of office and certain new officers of KNE as of the Effective Time are set forth on Exhibit 5.8. If, prior to the Effective Time, any such designees shall decline or be unable to serve, AOG or KNE, as the case may be, shall designate another person to serve in such person's stead. KNE's Board of Directors will also take action to cause the election of an AOG designee to the audit and compensation committees of the Board of Directors of KNE. KNE's Board of Directors will also take action to cause a designee of Cabot Corporation to be elected as of the Effective Time as an advisory director of KNE. In addition, the Board of Directors of KNE will take action to establish a Management Committee consisting of four designees as set forth on Exhibit 5.8.

        5.9  Indemnification.

                (a) AOG shall, and from and after the Effective Time, KNE and the Surviving Corporation shall, to the fullest extent permitted under applicable law, defend, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of AOG or any of its Subsidiaries (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against (i) all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative or investigative, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (collectively, the "Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement, the Merger or the transactions contemplated hereby. The Indemnified Parties shall be entitled to the indemnification provided herein whether such Indemnified Liabilities shall be based on their own negligence, whether such persons are solely, concurrently or comparatively negligent, strict liability or any other theory of recovery. AOG (or after the Effective Time, KNE and the Surviving Corporation) will be entitled to participate in and, to the extent that it may wish, to assume the defense of any action, with counsel reasonably satisfactory to the Indemnified Party but, if any Indemnified Party believes that, by reason of an actual or potential conflict of interest, it is advisable for such Indemnified Party to be represented by separate counsel, or if AOG (or after the Effective Time, KNE and the Surviving Corporation) shall fail to assume responsibility for such defense, such Indemnified Party may retain counsel reasonably satisfactory to AOG (or after the Effective Time, KNE and the Surviving Corporation) who will represent such Indemnified Party, and AOG (or after the Effective Time, KNE and the Surviving Corporation) shall pay all reasonable fees and disbursements of such counsel promptly as statements therefor are received to the full extent permitted by applicable law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL or Section 17-6305(e) of the KGCC, as the case may be. The Indemnified Party and AOG (or after the Effective Time, KNE and the Surviving Corporation) will cooperate with each other and use all reasonable efforts to assist each other in the vigorous defense of any such matter; provided, however, that neither AOG, KNE nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify AOG, KNE or the Surviving Corporation, as applicable (but the failure to be so notified by an indemnifying party shall not relieve it from any liability which it may have under this Section 5.9 except to the extent such failure prejudices such party). The indemnifying parties shall be required to pay for only one law firm selected by the Indemnified Parties as a group in accordance with the foregoing provisions with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict in any significant issue between the positions of any two or more Indemnified Parties.

                (b) For a period of six years after the Effective Time, KNE shall, to the extent commercially practicable, make all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by AOG, or such substitute policies of at least the same coverage and amounts and terms and conditions which are no less advantageous, with respect to claims arising from the facts or events which occurred before the Effective Time, excluding pending and prior litigation or claims that would have been required to have been reported on or prior to the Effective Time under such current AOG policies and which pending and prior litigation or claims were not timely reported under such policies. As a condition precedent to the obligation of KNE to maintain or obtain such policies, AOG shall cooperate in the seeking of such insurance.

                (c) Nothing in this Section 5.9 shall give rise to any right to indemnification for the malfeasance or willful misfeasance of any person. This Section 5.9 is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives.

        5.10  AOG Employee Benefits.

                (a) From and after the Effective Time until January 1, 1995, KNE and AOG agree that any AOG Pension Plan shall be continued separately without change, except for (i) changes required by applicable law, and
        (ii) changes not adverse to the AOG Employees (as hereinafter defined), for the benefit of, and participation therein shall be continue to be made available to the AOG Employees; provided, however, that the employer matching contributions to be made to each such plan on behalf of an AOG Employee who is a participant shall be, as a percentage of such participant's contributions, at least equal to the rate at which employer matching contributions for participants in such plan were made by AOG for the plan year ending in 1993, subject to compliance with the terms of each such AOG Pension Plan.

                (b) From and after the Effective Time until January 1, 1995, KNE and AOG agree that the AOG Benefit Plans (other than any AOG Pension Plans) existing as of the Effective Time shall be continued without change for the benefit of the AOG Employees, except for (i) changes required by applicable law, and (ii) changes not adverse to the AOG Employees.

                (c) From and after the Effective Time until January 1, 1995, KNE and AOG agree that the AOG benefit policies, practices and programs existing as of the Effective Time shall be continued without change for the benefit of the AOG Employees, except for (i) changes required by applicable law, and (ii) changes not adverse to the AOG Employees.

                (d) In the event that an AOG Employee is transferred or reassigned from AOG or any AOG Significant Subsidiary to an employment status with KNE or any Significant Subsidiary (other than AOG) and is no longer covered under any of the benefit plans, policies, practices or programs described in the preceding paragraphs of this Section 5.10, such individual shall be afforded coverage under the KNE Benefit Plans and benefit policies, practices or programs that are available to similarly situated KNE employees on the terms provided in paragraph (e) below.

                (e) From and after January 1, 1995, KNE will provide or cause to be provided to, the AOG Employees benefit plans, policies and programs that are no less favorable than the benefit plans, policies and programs that KNE and its Significant Subsidiaries provide to their similarly situated employees and shall credit, or cause to be credited, the service that such AOG Employees had completed with AOG, the AOG Significant Subsidiaries, their predecessors and any previous service in connection with any business or assets acquired by AOG as of the Effective Time (but only to the extent that any such service was recognized by AOG) and service completed with KNE and its Significant Subsidiaries prior to January 1, 1995, for all purposes under the KNE Benefit Plans, except for (i) the accrual of benefits under any defined benefit pension plan, (ii) the eligibility to participate in, or receive benefits under, any portion of a welfare benefit plan which provides post-retirement medical, dental or other health benefits, and (iii) any allocation of contributions under any defined contribution pension plan for any plan year ending before the earlier of (A) the date that such AOG Employee is transferred or reassigned from AOG or any AOG Significant Subsidiary to an employment status with KNE or any Significant Subsidiary (other than AOG) or (B) January 1, 1995. Further, with respect to any KNE Benefit Plan which provides medical, dental or other health benefits, KNE shall, or cause such plan to, waive any pre-existing conditions or limitations thereunder applicable to the AOG Employees and their dependents to the extent that an AOG Employee or dependent's condition would not have operated as a preexisting condition or would not have been subject to limitation under any similar AOG Benefit Plan.

                (f) The term "AOG Employees" shall mean those individuals who are employed by AOG or any AOG Significant Subsidiary immediately prior to the Effective Time and shall include those individuals employed by AOG or any AOG Significant Subsidiary (or their successors) on or after the Effective Time. KNE agrees to effect the removal of restrictions applicable to restricted AOG Common Stock issued under the AOG Stock Incentive Plan promptly upon the lapse of such restrictions in accordance with the terms of such grant and the AOG Stock Incentive Plan.

                (g) KNE shall guarantee all obligations of AOG and the AOG Significant Subsidiaries arising under any AOG Benefit Plan, including, without limitation, any severance plan, policy or agreement existing as of the Effective Time.

        5.11 Standstill Agreement and Registration Rights Agreement. AOG's agreements and obligations under its Standstill Agreement with its principal stockholder, Cabot Corporation, will be terminated on or before the Closing Date and KNE will enter into on the Closing Date a Registration Rights Agreement in the form of Exhibit 5.11 with each "affiliate" of AOG or KNE who will hold at the Effective Time one percent (1%) or more of the KNE Common Stock outstanding.

        5.12 Tax Opinion. KNE covenants and agrees that during the two year period following the Effective Time it will not cause or permit the Surviving Corporation to discontinue its historic business or, in the alternative, cease to use a significant portion of its historic business assets in a business.

        5.13 Stockholders' Agreements. AOG has delivered to KNE agreements from certain key stockholders of AOG whereby such persons agree to vote in favor of the adoption and approval of this Agreement and in favor of the Merger, subject to the terms and conditions of this Agreement.

        5.14  AOG Stock Options.

                (a) KNE agrees to assume, effective as of the Effective Time, each AOG Option (whether or not vested) which remains as of such date unexercised in whole or in part and to substitute shares of KNE Common Stock as purchasable under such assumed option ("Assumed Option"), with such assumption and substitution to be effected as follows:

                        (i) The Assumed Option shall not give the optionee additional benefits which he did not have under the AOG Option before such assumption;

                        (ii) The number of shares of KNE Common Stock purchasable under any Assumed Option shall be equal to the number of whole shares of KNE Common Stock that the holder of the AOG Option being assumed would have received upon consummation of the Merger had such AOG Option been exercised immediately prior to the Merger;

                        (iii) The per share option price of the Assumed Option shall be equal to the per share option price of the AOG Option divided by 0.47; and

                        (iv) The Assumed Option shall provide the optionee with the same benefit rights which he had under the AOG Option before such assumption.

                (b) As soon as practicable after the Effective Time, KNE shall deliver to the holders of AOG Options appropriate agreements evidencing its assumption of such options.

                (c) Prior to the Effective Time, KNE shall file a registration statement on Form S-8, with respect to the shares of KNE Common Stock issuable in respect of the Assumed Options and KNE shall use its best efforts to cause such registration statement to become effective promptly after the Effective Time and to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Options remain outstanding. So long as any holder of an Assumed Option shall be subject to the reporting requirements under Section 16(a) of the Exchange Act, KNE shall cause the AOG Stock Incentive Plan to be administered in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

        5.15  AOG Warrants.

                (a) KNE agrees to assume, effective as of the Effective Time, each AOG Warrant which remains as of such date unexercised in whole or in part and to substitute shares of KNE Common Stock as purchasable under such assumed warrant ("Assumed Warrants"), with such assumption and substitution to be effected as follows:

                        (i) The Assumed Warrant shall not give the holder additional benefits which it did not have under the AOG Warrant before such assumption;

                        (ii) The number of shares of KNE Common Stock purchasable under any Assumed Warrant shall be equal to the number of shares of KNE Common Stock that the holder of the AOG Warrant being assumed would have received upon consummation of the Merger had such AOG Warrant been exercised immediately prior to the Merger;

                        (iii) The per warrant exercise price of the Assumed Warrant shall be equal to the per warrant exercise price of the AOG Warrant divided by 0.47; and

                        (iv) The Assumed Warrant shall provide the holder with the same benefit rights which the holder had under the AOG Warrant before such assumption.

                (b) On the Closing Date, KNE shall deliver to the holders of Assumed Warrants appropriate agreements evidencing its assumption of such Assumed Warrants and related registration rights (including all rights under that certain Warrant Share Registration Rights Agreement dated November 19, 1988, by and between AOG and Cabot Corporation).

        5.16 Registration Statement on Form S-3. On or prior to the Closing Date, KNE shall file the registration statement on Form S-3 described in the Share Transfer and Registration Agreement provided for in Section 3.4 hereof. KNE shall use its best efforts to cause such registration statement to become effective on or before the Closing Date. KNE shall make such registration statement available to all "affiliates" of KNE and AOG who will beneficially own more than one percent (1%) of the issued and outstanding shares of KNE Common Stock immediately after the Effective Time.

                                   ARTICLE VI

                                   CONDITIONS

        6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of AOG, and the issuance by KNE of the KNE Common Stock contemplated by this Agreement and the Charter Amendment shall have been approved by the stockholders of KNE, in each case as may be required by law, by the rules of the New York Stock Exchange and by any applicable provisions of their respective charters or bylaws;

                (b) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

                (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;

                (d) The Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

                (e) There shall have been obtained any and all material permits, approvals, qualifications and consents of securities or blue sky commissions of any jurisdiction, the PUC, the PSC and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on KNE after consummation of the Merger;

                (f) The shares of KNE Common Stock issuable (i) upon consummation of the Merger and (ii) thereafter upon exercise of any Assumed Options or Assumed Warrants shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

                (g) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a material adverse effect on KNE after the consummation of the Merger, shall have been obtained; and

                (h) After the date of this Agreement and prior to the Closing, there shall not have been (i) any action taken, or any statute, rule, regulation or order enacted, issued, entered, enforced or deemed applicable to the Merger or to KNE or its Significant Subsidiaries by any federal or state governmental entity which in connection with the grant of a requisite regulatory approval for the Merger and the transactions contemplated in this Agreement, imposes any condition or restriction upon or applicable to KNE or its Significant Subsidiaries after the Effective Time or (ii) any other action taken, or rule, regulation or order issued or entered, by the FERC, the PUC, the PSC or any municipality or group of municipalities which is applicable to KNE or its Significant Subsidiaries, which in either case would have a material adverse effect on KNE after the Effective Time.

        6.2 Additional Conditions to Obligations of KNE. The obligation of KNE to effect the Merger is, at the option of KNE, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                (a) The representations and warranties of AOG contained in
        Section 2.2 shall be accurate as of the Closing Date (except for such representations and warranties that by their terms are expressly limited to the date hereof or some other date) as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by AOG on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of AOG shall have been delivered to KNE;

                (b) Since the date of this Agreement, no material adverse change in the business, operations or financial condition of AOG and its Subsidiaries, taken as a whole, shall have occurred, and AOG and its Subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) having a material adverse effect on AOG, and KNE shall have received a certificate signed by the chief executive officer of AOG dated the Closing Date to such effect;

                (c) KNE shall have been advised in writing on the Closing Date by Arthur Andersen & Co. that, in accordance with generally accepted accounting principles, the Merger qualifies for treatment as a "pooling of interests" for accounting purposes if consummated in accordance with this Agreement, and that AOG is a poolable entity;

                (d) The Board of Directors of KNE shall have received from Petrie Parkman & Co., Inc. a written opinion, dated as of the date of this Agreement, satisfactory in form and substance to the Board of Directors of KNE, to the effect that the number of shares of KNE Common Stock to be issued for each share of AOG Common Stock pursuant to the Merger is fair to the stockholders of KNE, which opinion shall have been confirmed in writing to such Board as of the date the Proxy Statement is first mailed to the stockholders of KNE and not subsequently withdrawn;

                (e) AOG shall have received, and furnished written copies to KNE of, the AOG affiliates' agreements pursuant to Section 3.4;

                (f) KNE shall have received from Messrs. Andrews & Kurth L.L.P. and the General Counsel of AOG opinions dated the Effective Time covering the matters set forth in Exhibit 6.2(f);

                (g) KNE shall have received a copy of the "comfort letter" of Arthur Andersen & Co. pursuant to Section 5.2(a) and on or prior to the Closing Date an additional letter from Arthur Andersen & Co. dated as of the Closing Date, in form and substance reasonably satisfactory to KNE, stating that nothing has come to their attention, as of a date no earlier than five days prior to the Closing Date, which would require any change in their letter delivered pursuant to Section 5.2(a) if it were required to be dated and delivered on the Closing Date;

                (h) KNE shall have received from Messrs. Vinson & Elkins L.L.P. a written opinion dated as of the date that the Proxy Statement is first mailed to stockholders of KNE to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) KNE, Sub and AOG will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) KNE, Sub and AOG shall not recognize any gain or loss as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect;

                (i) KNE shall have received the AOG Environmental Report, such report shall not indicate violations of, or noncompliance with, or reclamation or remediation obligations under, federal, state or local environmental laws, rules, regulations, ordinances or orders, in effect as of the Effective Time, which violations, noncompliance or obligations, in the aggregate, are reasonably likely to result in the incurrence by AOG or its Significant Subsidiaries of a material liability;

                (j) KNE shall have determined that the gas processing plants, gas storage facilities, gas gathering and transmission facilities and other material properties of AOG and the AOG Significant Subsidiaries are in good working order and repair (reasonable wear and tear excepted); and

                (k) The Amended and Restated Basket Agreement dated as of June 30, 1990, between American Pipeline Company, Cabot Corporation and Cabot Transmission Corporation shall have been terminated on terms and conditions reasonably satisfactory to KNE.

        6.3 Additional Conditions to Obligations of AOG. The obligation of AOG to effect the Merger is, at the option of AOG, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                (a) The representations and warranties of KNE and Sub contained in Section 2.1 shall be accurate as of the Closing Date (except for such representations and warranties that by their terms are expressly limited to the date hereof or some other date) as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by KNE or Sub on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officers of KNE or Sub shall have been delivered to AOG;

                (b) Since the date of this Agreement, no material adverse change in the business, operations or financial condition of KNE and its Subsidiaries, taken as a whole, shall have occurred, and KNE and its Subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting KNE, and AOG shall have received a certificate signed by the chief executive officer of KNE dated the Closing Date to such effect;

                (c) AOG shall have been advised in writing on the Closing Date by Arthur Andersen & Co. that, in accordance with generally accepted accounting principles, the Merger qualifies for treatment as a "pooling of interests" for accounting purposes if consummated in accordance with this Agreement, and that KNE is a poolable entity;

                (d) AOG shall have received from Goldman Sachs a written opinion, dated as of the date of this Agreement, satisfactory in form and substance to the Board of Directors of AOG, to the effect that the number of shares of KNE Common Stock to be issued for each share of AOG Common Stock pursuant to the Merger is fair to the stockholders of AOG, which opinion shall have been confirmed in writing to such Board as of the date the Proxy Statement is first mailed to the stockholders of AOG and not subsequently withdrawn;

                (e) The Board of Directors of KNE shall have taken such action as may be necessary to elect the persons listed on Exhibit 5.8 to the positions and for the terms set forth on Exhibit 5.8, effective as of the Effective Time;

                (f) AOG shall have received from Messrs. Andrews & Kurth L.L.P., counsel to AOG, a written opinion dated as of the date that the Proxy Statement is first mailed to stockholders of AOG to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) KNE, Sub and AOG will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and (iii) the stockholders of AOG shall not recognize any gain or loss as a result of the Merger, other than to the extent such stockholders receive cash in lieu of fractional shares, and such opinion shall not have been withdrawn or modified in any material respect;

                (g) AOG shall have received from Messrs. Vinson & Elkins L.L.P. and the General Counsel of KNE opinions dated the Effective Time covering the matters set forth in Exhibit 6.3(g);

                (h) AOG shall have received a copy of the "comfort letter" of Arthur Andersen & Co. pursuant to Section 5.2(b) and on or prior to the Closing Date an additional letter from Arthur Andersen & Co. dated as of the Closing Date, in form and substance reasonably satisfactory to AOG, stating that nothing has come to their attention, as of a date no earlier than five days prior to the Closing Date, which would require any change in their letter delivered pursuant to Section 5.2(b) if it were required to be dated and delivered on the Closing Date;

                (i) AOG shall have been advised by Cabot Corporation, the principal stockholder of AOG, that it has received evidence satisfactory to it in the form of a "no action" letter from the Commission to the effect that, under Section 2(a)(7) of PUHCA, the Commission would take no action with respect to Cabot Corporation upon consummation of the Merger asserting Cabot Corporation to be a public utility holding company under PUHCA with respect to KNE;

                (j) AOG shall have received the KNE Environmental Report, and such report shall not indicate violations of, or noncompliance with, or reclamation or remediation obligations under, federal, state or local environmental laws, rules, regulations, ordinances, or orders, in effect as of the Effective Time, which violations, noncompliance or obligations, in the aggregate, are reasonably likely to result in the incurrence by KNE or its Significant Subsidiaries of a material liability; and

                (k) The Bylaws of KNE shall have been amended by the Board of Directors of KNE in the manner set forth in Exhibit 6.3(k) hereto.

                (l) The registration statement referred to in Section 5.16 shall have become effective.


                                  ARTICLE VII

                                 MISCELLANEOUS

        7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of
AOG:

                (a) by mutual consent of KNE and AOG;

                (b) by either KNE or AOG if the Merger has not been effected on or before October 31, 1994;

                (c) by KNE if the condition set forth in Section 6.2(d), 6.2(i), 6.2(j) or 6.2(k) is not satisfied;

                (d) by AOG if the condition set forth in Section 6.3(d), 6.3(i) or 6.3(j) is not satisfied;

                (e) by KNE if (A) an AOG Acquisition Transaction has been proposed and (i) the recommendation of the Board of Directors of AOG in favor of the adoption and approval of the Merger and this Agreement is withdrawn; (ii) regardless of whether such recommendation remains in effect, the Merger is not approved by the requisite vote of the stockholders of AOG; or (iii) the opinion of Goldman Sachs pursuant to
        Section 6.3(d) is withdrawn or (B) if Cabot Corporation does not file or, for any reason, withdraws its request for a "no action" letter from the Commission as set forth in Section 6.3(i) herein;

                (f) by AOG if a KNE Acquisition Transaction has been proposed and (i) the recommendation of the Board of Directors of KNE in favor of the approval of the issuance by KNE of the KNE Common Stock contemplated by this Agreement or the Charter Amendment is withdrawn; (ii) regardless of whether such recommendation remains in effect, either such matter is not approved by the requisite vote of the stockholders of KNE; or (iii) the opinion of Petrie Parkman & Co., Inc. pursuant to Section 6.2(d) is withdrawn;

                (g) by either KNE or AOG if a final, unappealable order restraining, enjoining or otherwise preventing, ordering the divestiture of substantial assets or awarding substantial damages in connection with, a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

                (h) by either KNE or AOG if (i) the required approval of the stockholders of AOG for the adoption and approval of the Merger and this Agreement, or (ii) the required approval of the stockholders of KNE of the matters set forth in paragraph (f) above, is not received at their respective meetings;

                (i) by KNE if (i) since the date of this Agreement there has been a material adverse change with respect to AOG, or (ii) there has been a material breach of any representation or warranty set forth in this Agreement by AOG, which breach has not been cured within five business days following receipt by AOG of notice of such breach; or

                (j) by AOG if (i) since the date of this Agreement there has been a material adverse change with respect to KNE, or (ii) there has been a material breach of any representation or warranty set forth in this Agreement by KNE or Sub, which breach has not been cured within five business days following receipt by KNE of notice of such breach.

        7.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, AOG on the one hand and KNE and Sub on the other hand shall have no obligation or liability to each other except that (i) the provisions of the second paragraphs of Sections 3.3 and 4.3 and the provisions of Sections 5.6, 5.7, 5.9 and Article VII shall survive any such termination, and (ii) nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement.

        7.3 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing authorized by action taken by the Board of Directors and signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of AOG, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

        7.4 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the terms of Article I, the second, third and fourth paragraphs of Section 2.1(j), the second, third and fourth paragraphs of Section 2.2(j), Sections 5.7, 5.9, 5.10, 5.11, 5.12, 5.14 and 5.15, Article
VII, and the agreements of the affiliates of AOG delivered pursuant to Section 3.4.

        7.5 Public Statements. AOG and KNE agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange policy.

        7.6 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

        7.7 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

        if to AOG:           American Oil and Gas Corporation
                             333 Clay, Suite 2000
                             Houston, Texas 77002

                             Attention:  David M. Carmichael,
                                         Chairman of the Board

        with a copy to:      Andrews & Kurth L.L.P.
                             4200 Texas Commerce Tower
                             Houston, Texas 77002

                             Attention:  P. Dexter Peacock

        if to KNE or Sub:    K N Energy, Inc.
                             370 Van Gordon Street
                             P.O. Box 281304
                             Lakewood, Colorado  80228-8304

                             Attention:  Larry D. Hall, President
        with a copy to:      Vinson & Elkins L.L.P.
                             2500 First City Tower
                             Houston, Texas 77002-6760

                              Attention:  Robert H. Whilden, Jr.

or to such other address as any party shall have furnished to the others by notice given in accordance with this Section 7.7. Such notices shall be effective only upon receipt.

        7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware.

        7.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

        7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        7.11 Headings. The Article or Section headings herein are for convenience only and shall not affect the construction hereof.

        7.12 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, all as of the date first above written.

                              K N Energy, Inc.




                                By: /s/  Charles W. Battey
                                    Charles W. Battey, Chairman of the Board



                              KNE Acquisition Corporation




                                By: /s/   Larry D. Hall
                                    Larry D. Hall, President



                              American Oil and Gas Corporation




                                By: /s/  David M. Carmichael
                                    David M. Carmichael, Chairman of the Board

                                  EXHIBIT 1.6

DIRECTORS:

Charles W. Battey
Larry D. Hall
David M. Carmichael
Edward H. Austin

                                 EXHIBIT 2.1(A)

              SIGNIFICANT SUBSIDIARY                         STATE OF INCORPORATION
              ----------------------                         ----------------------
 Gasco, Inc.                                                        Colorado

 K N Gas Gathering, Inc.                                            Colorado

 K N Gas Marketing, Inc.                                            Colorado

 K N Interstate Gas Transmission Co.                                Colorado

 K N Production Company                                             Delaware

 Northern Gas Company                                               Wyoming

 Rocky Mountain Natural Gas Company                                 Colorado

                                 EXHIBIT 2.2(A)

                        AMERICAN OIL AND GAS CORPORATION

   Significant Subsidiaries:       State:
   -------------------------       ------
 American Pipeline Company        Delaware
 Westar Transmission Company      Delaware
 American Gathering, L.P.         Texas
 American Processing, L.P.        Texas
 Anthem Energy Company, L.P.      Texas

                                                                    Exhibit 3.4

                   SHARE TRANSFER AND REGISTRATION AGREEMENT

        THIS SHARE TRANSFER AND REGISTRATION AGREEMENT (this "Agreement"), made and entered into as of ________________________, 1994, by and between K N Energy, Inc., a Kansas corporation ("KNE"), and the undersigned (the "Stockholder"),

                              W I T N E S S E T H:

        WHEREAS, the Stockholder beneficially owns shares of Common Stock of American Oil and Gas Corporation, a Delaware corporation ("AOG");

        WHEREAS, KNE, and its wholly-owned subsidiary ("Sub") and AOG have entered into an Agreement of Merger dated as of March, 1994 (the "Merger Agreement"), providing for the merger (the "Merger") of Sub with and into AOG with the issued and outstanding shares of Common Stock of AOG being converted into shares of Common Stock of KNE. The shares of Common Stock of KNE received in the Merger are hereinafter referred to as the "KNE Shares";

        WHEREAS, KNE has been advised that the Stockholder is an "affiliate" of AOG, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Act");

        WHEREAS, the Merger is conditional upon, among other things, KNE's receipt of an undertaking from the Stockholder restricting the disposition of the Stockholder's KNE Shares received by the Stockholder pursuant to the Merger such that the Merger will be treated as a pooling of interests under generally accepted accounting principles, and the Stockholder desires to deliver such undertaking hereby; and

        WHEREAS, KNE desires to grant the Stockholder certain rights to the registration under the Act of up to 1,500,000 KNE Shares received by the Stockholder pursuant to the Merger (the "Subject Shares"), generally so as to permit the Stockholder to dispose of the Subject Shares from time to time in market transactions without constraint by the volume limitations imposed by Rules 144(e) and 145(d) promulgated by the SEC under the Act and to provide Stockholder with similar liquidity provided other affiliated stockholders of AOG;

        NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                         Representations and Warranties

        1.01 Representations of the Stockholder. The Stockholder represents and warrants to KNE that:

                (a) the Stockholder has the requisite power and authority to enter into and perform this Agreement;

                (b) since [date - at least 30 days in advance of the effective date of the Merger] to and including the date hereof, the Stockholder has not sold, transferred or otherwise disposed of any shares of Common Stock of AOG; and

                (c) the Stockholder will not make any sale, transfer or other disposition of all or any part of the KNE Shares in violation of the Act or the rules and regulations thereunder, including, without limitation, Rule 145.

        1.02 Representations of KNE. KNE represents and warrants to the Stockholder that:

                (a) KNE has the requisite power and authority to enter into and perform this Agreement; and

                (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of KNE, and this Agreement has been duly executed by a duly authorized officer on behalf of KNE.


                                   ARTICLE II
                             Transfer Restrictions

        2.01 Restrictions on Disposition of Subject Shares. Prior to the Expiration Date (as hereinafter defined), the Stockholder agrees not to contract to sell, sell or otherwise transfer or dispose of any of the KNE Shares or any interest therein. For purposes of this Agreement, the term "Expiration Date" shall mean the date that KNE first publishes financial statements (the "Combined Financials") which reflect at least thirty (30) days of combined operations of KNE and AOG. Notwithstanding the foregoing, and without regard to the Expiration Date, if the SEC notifies the Stockholder of a scheduled hearing for the purpose of determining whether or not the Stockholder will be deemed to be a "public utility holding company" of KNE under the Public Utility Holding Company Act of 1935, then the Stockholder may contract to sell, sell or otherwise transfer or dispose of any of the Subject Shares at any time after the 60th day preceding such scheduled hearing.

        2.02 Combined Financials. KNE agrees to publish the Combined Financials without undue delay and thereupon to notify the Stockholder of the occurrence of the Expiration Date.

        2.03 Legends on Certificates. Except with respect to the Subject Shares included in the "shelf" registration statement described in Article III hereof, KNE may give stop transfer instructions to its transfer agent with respect to the KNE Shares and place on each certificate representing any KNE Shares (and any substitution therefor) a legend stating in substance:

        "The securities represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 (the "Act") applies and may be sold, transferred or otherwise disposed of only in compliance with the limitations of such Rule 145, upon receipt by K N Energy, Inc. of an opinion of counsel acceptable to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act. Such securities may also be subject to restrictions on transfer pursuant to
        Section 2.01 of a Share Transfer and Registration Rights Agreement between KNE and the holder hereof."

        The legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer instructions shall be lifted forthwith, provided that the KNE Shares have been registered under the Act for sale, transfer, or other disposition by the Stockholder or on the Stockholder's behalf, whether pursuant to Article III hereof or otherwise, or the Stockholder has delivered to KNE an opinion of counsel reasonably acceptable to KNE, to the effect that an exemption from registration under the Act is available with respect thereto.


                                  ARTICLE III
                               Shelf Registration

        3.01 Participation in Shelf Registration. (a) Pursuant to Section 5.16 of the Merger Agreement, KNE shall prepare and file with the SEC a continuous or "shelf" registration statement (as the same may be amended, the "Registration Statement") pursuant to Rule 415 under the Act, respecting the sale from time to time of up to the number of Subject Shares issued to each AOG affiliate in the Merger, who will beneficially own more than one percent (1%) of the issued and outstanding shares of Common Stock of KNE immediately after consummation of the Merger, in one or more transactions (which may involve block transactions) on the New York Stock Exchange, in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, in the over-the-counter market, other brokerage transactions, negotiated transactions, underwritten firm commitment or best efforts offerings, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. Except for the Subject Shares, KNE shall have no obligation to register under the Act any of the KNE Shares for sale, transfer or other disposition by the Stockholder, except pursuant to that certain affiliate Registration Rights Agreement of even date herewith between the parties hereto.

        (b) KNE shall use its best efforts to cause the Registration Statement to (i) become effective on or before the Closing Date (as defined in the Merger Agreement) and (ii) remain effective continuously until Stockholder does not own KNE Shares aggregating ten percent (10%) of the then outstanding KNE Shares as shown by the most recent report or statement published by KNE.

        3.02  Registration Procedures.  KNE shall, as expeditiously as possible:

        (a) prepare and file with the SEC such amendments and supplements to the Registration Statement and each prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the period specified in Section 3.01(b) and as may be necessary to comply with the provisions of the Act with respect to the disposition of the Subject Shares covered by the Registration Statement in accordance with the intended method of disposition set forth in the Registration Statement;

        (b) furnish to the Stockholder and to each broker or dealer acting on behalf of the Stockholder such number of copies of the Registration Statement as originally filed and each amendment or supplement thereto and each prospectus included therein (including any preliminary prospectus and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC) as such persons may reasonably request in order to facilitate the public sale or other disposition of the Subject Shares covered by the Registration Statement, and, upon the Stockholder's request, furnish each such prospectus to the New York Stock Exchange at such times and in such quantities as may be necessary to comply with Rule 153 under the Act;

        (c) use its best efforts to register or qualify the Subject Shares covered by the Registration Statement under the securities or blue sky laws of such jurisdictions within the United States as the Stockholder shall reasonably request and to take all necessary action to keep such registration or qualification effective for the period specified in Section 3.01(b); provided, however, that KNE shall not be required to qualify to transact business as a foreign corporation in any jurisdiction in which it would not otherwise be required to be so qualified or to take any action which would subject it to general service of process in any such jurisdictions which it is not then so subject; and

        (d) immediately notify the Stockholder, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus contained in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing (in which case, KNE shall as soon as practicable in view of the circumstances giving rise to such misstatement or omission provide the Stockholder with revised or supplemental prospectuses and if so requested by KNE, the Stockholder shall promptly take action to cease making any offers of Subject Shares until receipt and distribution of such revised or supplemental prospectuses).

        In connection with the registration of any Subject Shares hereunder, the Stockholder will furnish promptly to KNE in writing such information (together with such supplements as may be necessary from time to time) with respect to himself or itself and the proposed distribution by him or it as shall be reasonably necessary in order to ensure compliance with federal and applicable state securities laws.

        3.03 Expenses. KNE will pay all expenses incurred by it in complying with its registration obligations pursuant to Section 3.01 hereof, including, without limitation, all registration and filing fees, blue sky fees and expenses, printing expenses, fees and disbursements of counsel and independent public accountants for KNE, and fees of transfer agents and registrars, but excluding any selling commissions or discounts allocable to the sale of the Subject Shares, fees and disbursements of counsel and other representatives for the Stockholder and any stock transfer taxes payable by reason of the Stockholder's sale of the Subject Shares, all of which shall be for the Stockholder's account.

        3.04  Indemnification.

        (a) KNE shall indemnify and hold harmless the Stockholder, each of its officers and directors, each statutory underwriter of Subject Shares thereunder and each person who controls the Stockholder or such underwriter within the meaning of the Act, against any losses, claims, damages or liabilities (including reasonable attorneys' fees), joint or several, to which the Stockholder, its directors or officers, or such underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and KNE shall reimburse the Stockholder, its officers and directors, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that KNE shall not be liable hereunder in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Stockholder, such underwriter or such controlling person in writing specifically for use in the Registration Statement or such prospectus.

        (b) The Stockholder will indemnify and hold harmless KNE, each person who controls KNE within the meaning of the Act, each officer of KNE who signs the Registration Statement, and each director of KNE, against any losses, claims, damages or liabilities (including reasonable attorneys' fees), joint or several, to which KNE or such officer, director or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Stockholder shall reimburse KNE and each such officer, director and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Stockholder shall be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission relating to the Stockholder made in reliance upon and in conformity with information pertaining to the Stockholder, as such, furnished in writing to KNE by the Stockholder specifically for use in the Registration Statement or such prospectus ("Stockholder Information"); and provided, further, that the liability of the Stockholder hereunder shall not exceed the amount of the proceeds received by the Stockholder from the sale of the Subject Shares covered by the Registration Statement.

        (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 3.04. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 3.04 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that if the indemnifying party has failed to assume the defense and employ counsel or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

        (d) If the indemnification provided for in this Section 3.04 is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities or actions in respect thereof, then the indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or actions in such proportion as is appropriate to reflect the relative fault of KNE, on the one hand, and the Stockholder, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations, including the failure to give any required notice. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by KNE, on the one hand, or the Stockholder, on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. KNE and the Stockholder agree that it would not be just and equitable if contribution pursuant to this subparagraph (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subparagraph (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or actions in respect thereof referred to above in this subparagraph
(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subparagraph (d), the amount that the Stockholder shall be required to contribute shall not exceed the amount of the proceeds received by the

Stockholder from the sale of the Subject Shares covered by the Registration Statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.


                                   ARTICLE IV
                            Miscellaneous Provisions

        4.01 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that if the Subject Shares are transferred to any affiliate of Stockholder, this Agreement and the rights and obligations hereunder shall be assignable to such affiliate with notice to KNE, provided that Stockholder shall remain liable for all obligations of Stockholder hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any right, benefit or obligation hereunder.

        4.02 Amendments. This Agreement may not be modified, amended, altered or supplemented except by way of a written agreement executed by each of the parties hereto. However, either party may waive any condition to the obligations of the other party hereunder.

        4.03 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or facsimile transmission:

                (a)  If to KNE, to:

                     K N Energy, Inc.
                     370 Van Gordon Street
                     Lakewood, Colorado  80228
                     Attention:  President

                (b) If to the Stockholder, to the address specified on the signature page hereof;

or to such other address as either party may have furnished to the other in writing in accordance herewith.

        4.04 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to or application of any conflicts of law principles.

        4.05 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made and entered into as of the date first set forth above.

                                     K N ENERGY, INC.



                                       By:
                                           ------------------------------
                                              President


                                     THE STOCKHOLDER



                                       By:
                                           ------------------------------



                                       Stockholder's Address:

                                       ----------------------------------
                                       ----------------------------------
                                       ----------------------------------
                                       ----------------------------------

                                  EXHIBIT 5.8


AOG DIRECTOR DESIGNEES:

        NAME                                                    TERM EXPIRES
        ----                                                    ------------
 David M. Carmichael                                                1997
 Edward H. Austin, Jr.                                              1997

 Edward Randall, III                                                1996

 [To be designated by AOG prior to the                              1996
 effectiveness of the Registration
 Statement referred to in Section 5.1]


          Certain Officers of KNE at the Effective Time of the Merger:

        NAME                                                        OFFICE
        ----                                                        ------
 Charles W. Battey                                       Chairman of the Board
 David M. Carmichael                                     Vice Chairman of the Board

 Larry D. Hall                                           President and Chief Executive Officer


MANAGEMENT COMMITTEE DESIGNEES:

David M. Carmichael, Chairman
Charles W. Battey
Edward H. Austin, Jr.
Larry D. Hall

                                                                    EXHIBIT 5.11



                         REGISTRATION RIGHTS AGREEMENT


              This Registration Rights Agreement is entered into by and between K N Energy, Inc., a Kansas corporation (the "Company") and
______________________ ("Stockholder") pursuant to Section 5.11 of that certain Agreement of Merger dated as of March __, 1994 (the "Merger Agreement") by and among the Company, K N Acquisition Corporation, a Delaware corporation and American Oil and Gas Corporation, a Delaware corporation ("AOG"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

                              W I T N E S S E T H:

              WHEREAS, Stockholder beneficially owns shares of Common Stock of AOG;

              WHEREAS, the Company has been advised that Stockholder is an "affiliate" of AOG, as that term is defined for purposes of paragraphs (c) and
(d) of Rule 145 promulgated by the Commission (hereinafter defined) and Stockholder may be an affiliate of the Company upon consummation of the Merger;

              WHEREAS, due to Stockholder's status as an affiliate, Stockholder will be restricted under Rule 145 promulgated by the Commission from effecting sales and transfers of shares of KNE Common Stock received by Stockholder as a result of the Merger in excess of certain volumes; and

              WHEREAS, KNE desires to grant Stockholder certain rights to registration under the Act (hereinafter defined) so as to permit Stockholder the opportunity to dispose of shares of KNE Common Stock received by Stockholder as a result of the Merger without constraint by the volume limitation restrictions imposed by Rule 145 promulgated by the Commission;

              NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

              1.01 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

              (a) "Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute enacted hereafter, and the rules and regulations of the Commission thereunder all as the same shall be in effect from time to time.

              (b) "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Act.

              (c) "Holder" shall mean any holder of outstanding Registrable Common Stock.

              (d) "Initiating Holders" shall mean any Holders of shares of Registrable Common Stock which such shares total not less than 1% of the then outstanding shares of KNE Common Stock as shown by the most recent report or statement published by KNE.

              (e) The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Act, and the declaration or ordering of the effectiveness of such registration statement.

              (f) "Registrable Common Stock" shall mean (i) KNE Common Stock received as a result of the Merger by Stockholder and all other stockholders of AOG who have executed similar Registration Rights Agreements pursuant to Section 5.11 of the Merger Agreement and (ii) KNE Common Stock beneficially owned by any affiliate of KNE who beneficially owns in excess of 1% of the then outstanding shares of KNE Common Stock as of the Effective Time and who enters into a registration rights agreement similar to this Agreement.

              (g) "Share Transfer Agreement" shall mean that certain Share Transfer and Registration Agreement dated of even date herewith by and between the Company and Stockholder.

              1.02 Required Registration. At any time during a period of five years following the date of consummation of the Merger, the Initiating Holders may request that the Company effect a registration with respect to the Registrable Common Stock, as follows:

              (a) Request for Registration of Common Stock. In the event that the Company shall receive from Initiating Holders a written request that the Company effect any registration with respect to all or any part but not less than 750,000 shares of the Registrable Common Stock, the Company will: (i) promptly give written notice of the proposed registration to all other Holders; and (ii) as soon as practicable, use its diligent best efforts to effect all such registration, qualification and compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Common Stock as is specified in such request, together with all or such portion of the Registrable Common Stock of any Holder or Holders thereof joining in such request as are specified in a written request given within 30 days after receipt of such written notice from the Company.

              (b) Underwriting. If the Initiating Holders intend to distribute the Registrable Common Stock covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.02 and the Company shall include such information in the written notice referred to in Section 1.02(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.02 shall be conditioned upon such Holder's participation in such underwriting and the inclusion in the underwriting of not less than 10% of the Registrable Common Stock held by such Holder (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.

              The Company shall (together with all Holders proposing to distribute their Registrable Common Stock through such underwriting) enter into an underwriting agreement in customary form with the representative of the lead managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders and approved by the Company, which approval shall not be unreasonably withheld and any co-managing underwriters mutually selected for such underwriting by a majority-in-interest of the Initiating Holders and the Company, the approval of which selection shall not be unreasonably withheld by either party. Notwithstanding any other provision of this
       Section 1.02, if the underwriter determines, in good faith and independent of any request by the Company, that marketing factors require a limitation of the number of shares to be underwritten, and if all directors or officers of the Company who had sought to have any of their shares included in such registration shall have withdrawn all such shares from registration, the underwriter may limit the number of shares of Registrable Common Stock to be included in the registration and underwriting to the extent such underwriter deems necessary. The Company shall so advise all Holders, and the number of shares of Registrable Common Stock that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Common Stock entitled to inclusion in such registration held by such Holders at the time of filing the registration statement. If any Holder of Registrable Common Stock disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders and the Registrable Common Stock so withdrawn shall also be withdrawn from registration but shall be entitled to such registration rights granted to such Registrable Common Stock pursuant to this Section 1.02 as may thereafter remain in effect.

              The Company and the holders of the Common Stock and of any other security of the Company to whom the Company has granted registration rights substantially identical to those granted to Holders of Registrable Common Stock may include their respective securities for their own accounts in such registration if the underwriter so agrees and if the number of shares of Registrable Common Stock and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited and if such inclusion will not otherwise adversely impact the offering.

              (c) Expenses of Requested Registration. The Company shall bear all expenses incurred in connection with each registration, qualification or compliance pursuant to Section 1.02(a), including, without limitation, all registration, filing and qualification fees, printing expenses, audit fees and fees and disbursements of counsel for the Company and counsel for the underwriters, if any (unless any such underwriter pays such counsel fees) (but excluding underwriter's commissions, fees and expenses allocable to the Registrable Common Stock of the Holders and fees of independent counsel, if any, for the Holders, which commissions, fees and expenses and fees of counsel shall be borne pro rata (by share) by the Holders electing to participate in such requested registration).

              (d) Limitations on Registration. Notwithstanding any provision to the contrary in this Section 1.02, the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to Section 1.02(a) if (i) reputable counsel designated by the Company delivers an opinion to such Initiating Holders, in form and substance satisfactory to such Initiating Holders, to the effect that the Registrable Common Stock specified in the request for registration may be sold or distributed as planned by the Initiating Holders without registration or (ii) the Company has effected two previous registrations pursuant to this Section 1.02(a). Additionally, the Company shall not be obligated to include in any registration statement effected pursuant to this Section 1.02, any shares of Registrable Common Stock which are subject to an effective and current shelf registration statement under the Share Transfer Agreement.

              1.03   Registration Rights; Company Registration.

              (a) Registration Initiated by the Company. In the event the Company shall determine to register any shares of KNE Common Stock, either for its own account or for the account of a security holder or holders exercising their respective demand registration rights (other than a shelf registration referred to in Section 1.02(d) or a registration relating to stock options or employee benefit plans, the Company's dividend reinvestment plan, or the acquisition or purchase by or combination by merger or otherwise of the Company of or with another company or business entity or partnership or a registration pursuant to
       Section 1.02) the Company will:

                     (i) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

                     (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Common Stock specified in a written request or requests, made within 30 days after receipt of such written notice from the Company, by any Holder or Holders of such Registrable Common Stock, except as set forth in Section 1.03(b) below.

              (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.03(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.03 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Common Stock in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Common Stock through such underwriting shall (together with the Company and the other holders (if any) distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.03, if the underwriter determines, in good faith and independent of any request by the Company, that marketing factors require a limitation of the number of shares to be underwritten, and if all directors or officers of the Company who had sought to have any of their shares included in such registration shall have withdrawn all such shares from registration, the underwriter may limit the number of shares of Registrable Common Stock to be included in the registration and underwriting to the extent such underwriter deems necessary. The Company shall so advise all Holders, and the number of shares of Registrable Common Stock that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Common Stock entitled to inclusion in such registration held by such Holders at the time of filing the registration statement. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Common Stock excluded or withdrawn from such underwriting shall be withdrawn from such registration.

              (c) Expenses of Registration by the Company. The Company shall bear all expenses incurred in connection with each registration, qualification or compliance pursuant to this Section 1.03, including, without limitation, all registration, filing and qualification fees, printing expenses, audit fees and fees and disbursements of counsel for the Company and counsel for the underwriters, if any (unless any such underwriter pays such counsel fees) (but excluding underwriter's commissions, fees and expenses allocable to the Registrable Common Stock of the Holders and fees of independent counsel, if any, for the Holders, which commissions, fees and expenses and fees of counsel shall be borne pro rata (by share) by the Holders electing to participate in such requested registration).

              (d) Limitations on Registration. The Company's obligation to effect a registration under Section 1.03(a) shall expire five years from the date of consummation of the Merger. Notwithstanding any provision to the contrary in this Section 1.03, the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to Section 1.03 if the Company has effected two previous registrations pursuant to this Section 1.03. Additionally, the Company shall not be obligated to include in any registration statement effected pursuant to this Section 1.03, any shares of Registrable Common Stock which are subject to an effective and current shelf registration statement under the Share Transfer Agreement.

              1.04 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement pursuant to which Registrable Common Stock for a Holder is included therein, the Company will keep such Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense, the Company will:

              (a) keep such registration, qualification or compliance effective for a period of at least 120 days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs;

              (b) furnish such number of prospectuses and other documents incident thereto as such Holder from time to time may reasonably request; and

              (c) list such Registrable Common Stock on each securities exchange (if any) on which the Common Stock is listed.

              1.05   Indemnification.

              (a) The Company shall, if Registrable Common Stock held by a Holder is included in the securities as to which such registration, qualification or compliance is being effected, indemnify such Holder, each of its officers and directors, and each person controlling such Holder, with respect to which registration, qualification or compliance has been effected pursuant to Section 1.02 or 1.03, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements not misleading, and will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or mission based upon written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such party and shall survive the subsequent transfer of shares of Common Stock by the seller thereof and the transfer of any shares of Common Stock of the Company which were the subject of such registration, qualification or listing.

              (b) Each Holder will, if Registrable Common Stock held by such Holder is included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the Act, and each other Holder registering Registrable Common Stock, each of its officers and directors and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that (i) the obligations of such Holders hereunder shall be limited to an amount equal to the proceeds to each such Holder of Registrable Common Stock sold as contemplated herein and (ii) the indemnity for untrue statements or omissions described above shall not apply if the Holder providing such written information provides the Company with such additional written information prior to the effectiveness of the registration as is required to make the previously supplied written information true and complete, together with a description in reasonable detail of the information previously supplied which was untrue or incomplete.

              (c)    Each party entitled to indemnification under this Section
       1.05 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of any obligations it may have otherwise than on account of this Section 1.05. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or litigation, the Indemnifying Party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless the Indemnifying Party abandons the defense of such claim or litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

              1.06 Information by Holder. The Holder or Holders of Registrable Common Stock included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing, and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

              1.07 Postponement of Requested Registration. If, within five days of the Company's receipt of a registration request from Initiating Holders, the Company notifies such Initiating Holders in writing that effecting the requested registration would materially and adversely affect a material transaction then under current consideration by the Company, as determined by the Board of Directors, and such determination is confirmed by an independent investment banker satisfactory to the Initiating Holders, then the Company may postpone its performance of its obligations hereunder for a period not to exceed 90 days.

              1.08 Amendments. This Agreement may not be modified, amended, altered or supplemented except by way of a written agreement executed by each of the parties hereto. However, either party may waive any condition to the obligations of the other party hereunder.

              1.09 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or facsimilie transmission:

              (a)    If to the Company, to:

                     K N Energy, Inc.
                     370 Van Gordon Street
                     Lakewood, Colorado  80228
                     Attention: General Counsel

              (b) If to Stockholder, to the address specified on the signature page hereof.

              1.10 Assignability and Assumption. The registration rights granted hereunder to Stockholder may be assigned in whole or in part by Stockholder to any affiliate in connection with a transfer of Registrable Common Stock to such affiliate provided that (i) Stockholder shall remain liable for its obligations hereunder, (ii) Stockholder provides the Company with written notice of such assignment and (iii) the assignee of such rights agrees in writing to be bound by the terms and conditions of this Agreement. The Company agrees that any successor to the Company by merger or operation of law shall be bound by the terms of this Agreement and the terms of this Agreement shall apply to any securities of such successor received by Stockholder in exchange for Registrable Common Stock.

              IN WITNESS WHEREOF, the parties have executed this Agreement this ______ day of ____________, 1994.


                                K N ENERGY, INC.


                                By: _______________________
                                Name: _____________________
                                Title: ____________________

                                  STOCKHOLDER:

                                  ________________________________
                                             (Printed Name)

                                  Signature: _____________________
                                  Name: __________________________
                                  Title, if applicable: __________

                                  Stockholder's Address:
                                  ________________________________
                                  ________________________________
                                  ________________________________
                                  ________________________________

                                 EXHIBIT 6.2(F)

ANDREWS & KURTH

        (i) AOG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted as described in the Proxy Statement;

        (ii) The appropriate filings have been made to cause the Merger to become effective;

        (iii) AOG has the requisite corporate power to merge with Sub as contemplated by the Agreement;

        (iv) The execution and delivery of the Agreement did not, and the consummation of the Merger will not, violate any provisions of AOG's Amended and Restated Certificate of Incorporation or By-laws; and

        (v) The Agreement has been duly and validly authorized, executed and delivered by AOG.

AOG GENERAL COUNSEL

        The matters set forth in Section 2.2(d)(iv).

                                 EXHIBIT 6.3(G)

VINSON & ELKINS

        (i) KNE is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kansas and has all requisite corporate power and authority to carry on its business as now being conducted as described in the Registration Statement;

        (ii) Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

        (iii) The appropriate filings have been made to cause the Merger to become effective;

        (iv) Sub has the requisite corporate power to merge with and into AOG as contemplated by the Agreement;

        (v) The execution and delivery of the Agreement did not, and the consummation of the Merger will not, violate any provision of KNE's Restated Articles of Incorporation or Bylaws, as amended, or Sub's Certificate of Incorporation or Bylaws;

        (vi) The Agreement has been duly and validly authorized, executed and delivered by KNE and Sub;

        (vii) The Registration Statement has become effective under the Securities Act; and

        (viii) The shares of KNE Common Stock to be delivered in connection with the Merger are duly authorized and reserved for issuance and, when issued in accordance with the terms and conditions of the Agreement, will be validly issued, fully paid and nonassessable.

KNE GENERAL COUNSEL

        (i)  The matters set forth in Section 2.1(d)(iii) and (iv); and

        (ii)  The matters set forth in Section 2.1(s).

        (iii) The amendments to the Bylaws set forth in Exhibit 6.3(k) have been duly adopted by KNE and such amendments do not violate or contravene any provision of the laws of the State of Kansas.

        (iv)  The Charter Amendment has been duly adopted.

                                                                  EXHIBIT 6.3(K)

                              AMENDMENT TO BY-LAWS
                               OF KN ENERGY, INC.


   The Board of Directors of KNE shall adopt the following amendment to its
                       By-Laws as of the Effective Date:

                                  "ARTICLE XII

                         SPECIAL MANAGEMENT PROVISIONS

              Section 1. General. The provisions of this Article XII of the By-Laws have been adopted by the Board of Directors of the Corporation pursuant to that certain Agreement of Merger by and between the Corporation, KNE Acquisition Corporation, a Delaware corporation, and American Oil and Gas Corporation, a Delaware corporation dated March ___, 1994 (the "Merger Agreement"). Capitalized terms used in this Article XII not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement. The provisions of this Article XII shall be effective from and after the Effective Time notwithstanding any other provisions of these By-Laws to the contrary. In the event of a conflict between the provisions of this Article XII and other provisions of the By-Laws, the provisions of this Article XII shall control.

              Section 2. Management Committee. The Corporation shall establish a Management Committee consisting of four (4) members of the Board of Directors. The initial members of the Management Committee shall consist of David M. Carmichael (who shall serve as the Chairman), Charles W. Battey, Edward H. Austin, Jr. and Larry D. Hall. The initial directors serving on the Management Committee shall serve for a term which shall end upon the earlier of
(i) the date of such director's resignation, removal or failure to stand for reelection to the Board of Directors, and (ii) the date of the Corporation's annual meeting of stockholders in the year 1996. The duties delegated by the Board of Directors to the Management Committee shall consist of (w) oversight and direction of management decisions with respect to the day-to-day operations of the Corporation and its subsidiaries, (x) oversight and direction of matters relating to the integration and consolidation of the business, operations and assets of the Corporation with those of American Oil and Gas Corporation and its subsidiaries, (y) the duties, powers and procedures heretofore delegated to the Executive Committee in Article VI of these Bylaws, and (z) such

                                                                  EXHIBIT 6.3(K)

additional duties as are from time to time delegated to the Management
Committee by the Board of Directors.   The Corporation shall not have an
Executive Committee.

              Section 3. Vice-Chairman. The office of Vice-Chairman of the Board shall be established by the Board of Directors. The Vice-Chairman shall perform the duties of the Chairman of the Board as provided in these By-Laws in the Chairman's absence and such additional duties as the Board of Directors may prescribe from time to time.

              Section 4. Chief Executive Officer/Chief Operating Officer. The Board of Directors may elect only the Chief Executive Officer or the Chief Operating Officer as President of the Corporation. The Chief Operating Officer shall be elected by the Board of Directors upon recommendation of the Management Committee.

              Section 5. Cabot Director. For so long as Cabot Corporation shall continue to own beneficially (within the meaning of Rule13d-3 promulgated by the Securities and Exchange Commission) 10% or more of the issued and outstanding voting stock of the Corporation, Cabot Corporation shall have the right to designate one person to serve as an advisory director of the Corporation. In the event beneficial ownership of Cabot Corporation of the issued and outstanding voting stock of the Corporation falls below 10% but constitutes more than 5%, the Board of Directors shall appoint the Cabot Corporation advisory director as a full director, to serve the then remaining term of a Class II director. For so long as Cabot Corporation continues to own beneficially less than 10% but more than 5% of the issued and outstanding voting stock of the Corporation, the Board of Directors shall nominate a Cabot Corporation designee (provided that such nominee is otherwise qualified as required by these Bylaws) for election by the Corporation's shareholders as a director. The Corporation shall at all times during which Cabot Corporation shall beneficially own in excess 10% of the issued and outstanding voting stock of the Corporation, maintain a vacancy on its Board of Directors for such Cabot designee.

              Section 6. Terms of Office for Certain Officers. The persons designated as of the Effective Time to hold the offices of Chairman of the Board, Vice Chairman of the Board, President, Chief Executive Officer and Chairman of the Management Committee will be elected to terms commencing as of the Effective Time and terminating on the date of the Corporation's annual meeting of stockholders in 1996.

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
                                                                  EXHIBIT 6.3(K)

After such date, notwithstanding any other provision of this Article XII to the contrary, such officers shall be elected by majority of the Board of Directors.

              Section 7. Vacancies in Certain Offices. Any vacancy arising following the Effective Time and prior to the Corporation's Annual Meeting of Stockholders in 1996, in the offices of the Chairman of the Board, Vice-Chairman of the Board, President, Chief Executive Officer or Chief Operating Officer, or on the Management Committee or the Chairman of the Management Committee, shall be filled by the Board of Directors upon recommendation by a Special Nominating Committee of the Board of Directors.
The Board of Directors shall by majority vote establish a Special Nominating Committee in the event of a vacancy in any of the foregoing positions. The Special Nominating Committee shall consist of four directors, two of whom shall be designated by the Board of Directors from the directors of the Corporation who served as a director prior to the Effective Time, and two of whom shall be designated by the directors designated by American Oil and Gas Corporation in the Merger Agreement.

              Section 8. Continuation of Retirement Policy. The Corporation shall continue its present retirement policy that officers of the Corporation (including the Chairman of the Board, Vice-Chairman of the Board, President and Chief Executive Officer or Chief Operating Officer) shall be ineligible and cease to serve as an officer of the Corporation as of the first of the month coincident with or next following his or her 65th birthday.

              Section 9. Super Majority Vote. For purposes of this Article XII, the term "Super Majority Vote" shall mean the affirmative vote of at least 12 of a 14 member Board of Directors; at least 11 of a 13 member Board of Directors; at least 10 of a 12 member Board of Directors; at least 9 of an 11 member Board of Directors; or in all other cases, the affirmative vote of a number of directors equal to at least 85% of the total number of directors. A Super Majority Vote shall be required for the following actions to be taken by the Board of Directors: (i) amendment, modification or revocation of any provision of this Article XII; (ii) amendment, modification or revocation of the current retirement policy of the Corporation; and (iii) any increase in the number of members to serve on the Board of Directors; provided that, no Super Majority Vote shall be required for any such action taken by the Board of Directors from and after the date of the annual stockholders meeting for 1997."
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